UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NN, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NN, Inc.	www.nninc.com
6210 Ardrey Kell Road phone: 980-264-4300 • fax: 980-264-4389

April 8, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of NN, Inc., which will be held on Thursday, May 16, 2019, at 10:00 a.m., local time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28227.

Stockholders will be asked to vote on the matters described in the enclosed Proxy Statement. You are urged to read the Proxy Statement carefully before voting.

You may vote on the matters brought before the Annual Meeting by: (i) completing and mailing the enclosed proxy card; (ii) telephone; (iii) Internet; or (iv) appearing in person and voting at the Annual Meeting. Voting instructions are printed on your proxy card. Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting.

Sincerely,

Richard D. Holder
President and Chief Executive Officer

NN, INC.

6210 Ardrey Kell Road

Charlotte, North Carolina 28277

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of NN, Inc., a Delaware corporation, will be held on Thursday, May 16, 2019, at 10:00 a.m., local time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28227, for the following purposes:

(1)

To elect the two Class III directors named herein to serve for a term of one year if the proposed amendment to declassify the Board of Directors is approved, or for a term of three years if the proposed amendment is not approved;

(2)	To amend our Certificate of Incorporation to declassify the Board of Directors;

(3)	To amend our Certificate of Incorporation to increase the number of authorized shares of common stock, $.01 par value per share, from 45,000,000 to 90,000,000;

(4)	To approve the 2019 Omnibus Incentive Plan;

(5)	To cast an advisory (non-binding) vote to approve the compensation of our named executive officers;

(6)	To cast an advisory vote to ratify the selection of PricewaterhouseCoopers LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2019; and

(7)	To vote on any other business as properly may come before the Annual Meeting.

Our Board of Directors recommends a vote “FOR” Items 1, 2, 3, 4, 5 and 6, and for any business that may properly come before the Annual Meeting, subject to the discretion of the appointed proxies. Details regarding each of the first six items are contained in the accompanying Proxy Statement.

The record date for the Annual Meeting is March 19, 2019. If you hold shares of our common stock at the close of business on March 19, 2019, you are entitled to vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY VOTE BY TELEPHONE, BY INTERNET, OR COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

By Order of the Board of Directors,

Matthew S. Heiter
Secretary

Charlotte, North Carolina
April 8, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 16, 2019

Our Proxy Statement for the Annual Meeting is available at www.proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding our performance during 2018, please review our Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the Securities and Exchange Commission, or the SEC, on March 18, 2019.

2019 Annual Meeting Information

Time and Date:	10:00 a.m., local time on Thursday, May 16, 2019

Location:	Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28227

Record Date:	March 19, 2019

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each other proposal to be voted on. On the record date, there were 42,366,961 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

How to Vote

We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. It is very important that you vote in order to play a part in our future. You can vote using one of the following methods:

•	Completing and mailing the enclosed proxy card;

•	By telephone at (800) 690-6903;

•	By Internet at www.proxyvote.com; and

•	In person at the Annual Meeting.

If you own shares through a bank, broker, trustee, nominee, or other institution, they will provide you with our Proxy Statement and any other solicitation materials, as well as instructions on how to vote.

Items of Business for Annual Meeting

Proposal	Proposal Description	Voting Recommendation
Proposal I	Election of the two Class III directors named herein to serve for a term of one year if the proposed amendment to declassify the Board of Directors is approved, or for a term of three years if the proposed amendment is not approved	“FOR”

Proposal II	Amendment to our Certificate of Incorporation to declassify the Board of Directors	“FOR”

Proposal III	Amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from to 45,000,000 to 90,000,000	“FOR”

Proposal IV	Approval of the 2019 Omnibus Incentive Plan	“FOR”

Proposal V	Advisory (non-binding) vote to approve the compensation of our named executive officers	“FOR”

Proposal VI	Advisory vote to ratify the selection of PricewaterhouseCoopers LLP as our registered independent public accounting firm	“FOR”

Director Nominees

The following table provides summary information about each director nominee to be voted on at the Annual Meeting:

Name	Age	Director Since	Positions with Company	Committee Memberships(1)	Independent
David K. Floyd	58	2016	Director	AC, CC	Yes
Janice E. Stipp	59	2019	Director	AC	Yes

(1)	AC – Audit Committee; CC – Compensation Committee; GC – Governance Committee

Corporate Governance Summary

We are committed to good corporate governance, which promotes the long-term interests of our stockholders, strengthens accountability for our Board of Directors and management, and helps build public trust in us. Highlights of our corporate governance policies and practices include:

•	All independent directors, except for our Chief Executive Officer;

•	Independent presiding Chairman of the Board of Directors;

•	Standing committees consist entirely of independent directors;

•	Risk oversight by our Board of Directors and our standing committees;

•	Regular executive sessions of independent directors;

•	Executive compensation driven by pay-for-performance philosophy;

•	Majority voting for uncontested director elections;

•	Limits on directors’ service on other public company boards and audit committees;

•	Incentive compensation recoupment (clawback) policy applicable to any equity awards issued under our compensation plans;

•	Director and executive stock ownership guidelines;

•	Engagement of compensation consultant, Willis Towers Watson, to support our efforts of further aligning executive compensation with our stockholders’ interests; and

•	Beginning at the 2021 annual meeting of stockholders, annual election of all directors of the Company if the proposed amendment to declassify the Board of Directors (Proposal II) is approved.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: EACH OF THE ANNUAL REPORT, NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IS AVAILABLE AT WWW.PROXYVOTE.COM.

PROXY STATEMENT

FOR

2019 ANNUAL MEETING OF STOCKHOLDERS

NN, INC.

6210 Ardrey Kell Road

Charlotte, North Carolina 28277

Proxies are being solicited by the Board of Directors of NN, Inc., or the Board, in connection with the 2019 Annual Meeting of Stockholders of NN, Inc., or the Annual Meeting. Your vote is very important. For this reason, our Board is requesting that you allow your shares to be represented at the Annual Meeting by the proxies named on the enclosed proxy card. In connection with our solicitation of proxies, we are mailing this proxy statement for the Annual Meeting, or this Proxy Statement, the enclosed proxy card and our 2018 Annual Report on Form 10-K to all stockholders beginning on or about April 8, 2019.

In this Proxy Statement, terms such as “NN,” the “Company,” “we,” “us” and “our” refer to NN, Inc. The mailing address of our executive office is 6210 Ardrey Kell Road, Charlotte, North Carolina 28277. Our website is www.nninc.com. Information from our website is not incorporated by reference into any portion of this Proxy Statement.

Annual Meeting Date, Time and Location

The Annual Meeting will be held on Thursday, May 16, 2019, at 10:00 a.m., local time, at the Hilton Garden Inn Charlotte Waverly, 7415 Waverly Walk Avenue, Charlotte, North Carolina 28227.

Record Date

Stockholders of record of our common stock, par value $0.01 per share, or the common stock, as of the close of business on March 19, 2019, or the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, 42,366,961 shares of common stock were issued and outstanding.

Voting

Each share of common stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote at the Annual Meeting. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. Your vote is important. You can vote your shares using one of the following methods and by following the instructions that are printed on your proxy card:

•	Completing and mailing the enclosed proxy card;

•	By telephone at (800) 690-6903;

•	By Internet at www.proxyvote.com; and

•	In person at the Annual Meeting.

Voting for Stockholders of Record

If on the Record Date your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

If you vote by proxy and your proxy card is incomplete, or if you do not provide instructions with respect to any of the proposals, the appointed proxy will vote “FOR” Proposal I (Election of Directors), Proposal II (Amendment to Certificate of Incorporation to Declassify the Board), Proposal III (Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 45,000,000 to 90,000,000), Proposal IV (Approval of the 2019 Omnibus Incentive Plan), Proposal V (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers), Proposal VI (Ratification of Selection of our Registered Independent Public Accounting Firm), and pursuant to the appointed proxy’s discretion for any other business properly brought before the Annual Meeting. If your proxy card is unclear as to how you intended to vote (e.g., multiple selections are made for one proposal), your proxy will be voted pursuant to the discretion of the appointed proxy.

Voting for Beneficial Owners

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization maintaining your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent. If you plan to attend the Annual Meeting, you will need to bring a valid proxy from the organization maintaining your account to vote your shares at the Annual Meeting.

If you hold your shares in street name, and do not provide instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum, but are not counted for purposes of determining whether a matter has been approved. If you properly submit a proxy card to the organization maintaining your account, but do not provide voting instructions, that organization will be able to vote your shares on Proposal III (Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 45,000,000 to 90,000,000) and Proposal VI (Ratification of Selection of our Registered Independent Public Accounting Firm); however, that organization will not be permitted to vote your shares on Proposal I (Election of Directors), Proposal II (Amendment to Certificate of Incorporation to Declassify the Board), Proposal IV (Approval of the 2019 Omnibus Incentive Plan) or Proposal V (Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers). As a result, if you do not provide voting instructions to the organization maintaining your account, your shares will have no effect on the outcome of the election of directors, the approval of the 2019 Omnibus Incentive Plan or the advisory vote to approve the compensation of our named executive officers and will have the effect of an “AGAINST” vote on the amendment to the Certificate of Incorporation to declassify the Board.

Quorum

A quorum must be present in order for business to be conducted at the Annual Meeting. A quorum consists of at least a majority of the outstanding shares of common stock on the Record Date. Shares represented at the Annual Meeting in person or by proxy will be counted in determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote in determining the presence of a quorum. Broker non-votes will be counted as present at the Annual Meeting for quorum purposes, but not voted on non-routine proposals. Our Inspector of Elections will tabulate the votes and determine whether a quorum is present. On the Record Date, there were 42,366,961 shares of common stock outstanding and entitled to vote. Thus, 21,183,481 shares of common stock must be represented by stockholders present in person or by proxy at the Annual Meeting to have a quorum.

Election Process and Majority Voting Standard

Our bylaws provide that the number of directors will be determined by the Board, which has currently set the number at nine. However, as previously announced, William Dries will retire from the Board and has tendered his resignation to be effective immediately prior to the commencement of the Annual Meeting, and upon his retirement, the size of the Board will automatically be reduced from nine to eight directors. There are no limits on the number of terms a director may serve because we believe that term limits may cause the loss of experience and expertise important to the optimal operation of the Board. However, to ensure that the Board remains composed of high-functioning members able to keep their commitments to Board service, the Governance Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

Our bylaws provide for a majority voting standard in uncontested elections. This means that in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive more votes cast “FOR” the nominee than votes cast “AGAINST” the nominee to be elected. If a director is not elected, he or she has agreed to submit a letter of resignation to the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Governance Committee and publicly disclose its decision and its rationale within ninety days of the certification of the election results. A director who tenders his or her resignation will not participate in the decisions of the Governance Committee or the Board that concern the resignation.

Soliciting Proxies

The entire cost of this proxy solicitation is being paid by the Company. In addition to solicitation by mail, our officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile transmission or personal contact. Brokerage firms, banks, dealers or other similar organizations will be requested to forward soliciting material to the beneficial owners of shares held by them of record and they will be reimbursed for any expenses that they incur.

Proxies

Shares represented by a properly executed proxy will be voted at the Annual Meeting in the manner specified. In the absence of specific instructions, shares represented by a properly executed proxy will be voted “FOR” each of the nominees named herein for election to the Board named in this Proxy Statement, “FOR” the amendment to Certificate of Incorporation to declassify the Board, “FOR” the amendment to Certificate of Incorporation to increase the number of authorized shares of common stock from 45,000,000 to 90,000,000, “FOR” the approval of the 2019 Omnibus Incentive Plan, “FOR” the advisory (non-binding) resolution to approve the compensation of our named executive officers, and “FOR” ratification of the selection of PricewaterhouseCoopers LLP to serve as our registered independent public accounting firm for 2019.

If you are an authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity owning common stock, you should sign the accompanying proxy card in the entity name and indicate your name and title. If you are an agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder, you should also indicate your title with your signature. If you own common stock with multiple parties, each party should sign the proxy card. If common stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.

Revoking a Proxy

You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to NN, Inc., 6210 Ardrey Kell Road, Charlotte, North Carolina 28277, Attention: Secretary; or

•	You may attend the Annual Meeting and notify the election officials that you wish to revoke your proxy and vote in person. Attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by a brokerage firm, bank, dealer or similar organization, you should follow the instructions provided by that organization.

Other Matters

Our Board does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice, and it is not aware of any business that any other persons intend to bring before the Annual Meeting. Should any such matter requiring a vote of the stockholders arise, the enclosed form of proxy confers upon the persons named therein the discretionary authority to vote the shares represented by the proxy as they deem appropriate.

Votes Required

Proposal I: Election of Directors. Directors are elected by a majority of the votes cast in person or by proxy. This means that the number of votes cast “FOR” the nominee must exceed the votes cast “AGAINST” the nominee. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. If a nominee fails to receive more “FOR” votes than votes cast “AGAINST,” and is an incumbent director, the nominee is required to tender his or her resignation to the Board for consideration.

Proposal II: Amendment to Certificate of Incorporation to Declassify the Board. To be approved, this matter must receive the affirmative vote of a majority of the outstanding shares entitled to vote on the matter. Abstentions and broker non-votes will have the effect of an “AGAINST” vote on this matter.

Proposal III: Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 45,000,000 to 90,000,000. To be approved, this matter must receive the affirmative vote of a majority of the outstanding shares entitled to vote on the matter. Abstentions and broker non-votes will have the effect of an “AGAINST” vote on this matter.

Proposal IV: Approval of the 2019 Omnibus Incentive Plan. To be approved, this matter must receive the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of an “AGAINST” vote on this matter. A broker non-vote will have no impact on the vote for this proposal.

Proposal V: Advisory (Non-Binding) Vote to Approve the Compensation of our Named Executive Officers. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of an “AGAINST” vote on this matter. A broker non-vote will have no impact on the vote for this proposal.

Proposal VI: Ratification of Selection of our Registered Independent Public Accounting Firm. To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the effect of an “AGAINST” vote on this matter. There will not be a broker non-vote with regard to this proposal.

Submission of Stockholder Proposals

Any stockholder proposal intended to be presented at next year’s annual meeting of stockholders, including stockholder nominations for directors, must be received by us at our executive offices not later than December 9, 2019 in order to be considered for inclusion in our proxy statement and form of proxy for next year’s annual meeting of stockholders. Any stockholder submitting a proposal with regard to a nominee for election to the Board must also provide the information specified in our bylaws, including the following:

•	the stockholder’s name and address and, if the stockholder holds for the benefit of another, the name and address of the beneficial owner;

•	the number of NN shares owned;

•	the number of NN derivative securities owned;

•	whether the stockholder holds any proxy or other right to vote on behalf of another;

•	any short interest in any NN security;

•	any rights to dividends on NN shares that are separated or separable from the underlying NN shares;

•	any proportionate interest in any NN securities held by a general or limited partnership or limited liability company, or similar entity where the stockholder owns some or all of such entity;

•	any performance-related fees to which the stockholder is entitled, based on the increase or decrease of the value of NN’s securities;

•	any arrangements, rights or interests in any of the foregoing held by members of the stockholder’s immediate family sharing the same household;

•

any information relating to the stockholder that would be required to be disclosed in the proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal; and

•	any other information reasonably requested by NN.

Pursuant to our bylaws, proposals of stockholders not intended for inclusion in the proxy statement for the 2020 Annual Meeting of Stockholders must be received by us in writing not less than 90 days and not more than 120 days prior to May 16, 2020 to be considered timely. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event we do not hold our 2020 Annual Meeting of Stockholders on or between April 16, 2020 and July 15, 2020. All stockholder proposals should be sent to NN, Inc., Attention: Secretary, 6210 Ardrey Kell Road, Charlotte, North Carolina 28277.

Householding

The SEC’s rules regarding the delivery of proxy materials to stockholders permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders at the same mailing address. We will still be required, however, to send you and each other stockholder at your address an individual proxy voting card.

If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our Secretary at 6210 Ardrey Kell Road, Charlotte, North Carolina 28277 or (980) 264-4300. The same address and phone number may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Results of the 2019 Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Final results will be disclosed in a Current Report on Form 8-K, which can be found on the “Investor Relations” page of our website, www.nninc.com, following the report’s filing the SEC within four business days of the Annual Meeting.

PROPOSAL I: ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, or the Certificate of Incorporation, currently provides for the division of the Board into three classes: Class I, Class II and Class III. Only one class of directors is elected at each annual meeting. The Class III directors elected at the Annual Meeting will be elected to serve for a term of one year if the proposed amendment to the Certificate of Incorporation to declassify the Board (Proposal II) is approved, or for a term of three year if the proposed amendment is not approved, and in either case until his or her successor is elected and qualified, subject to such director’s earlier death, resignation or removal.

Two Class III directors will be elected to the Board at the Annual Meeting. The Board has nominated for election David K. Floyd and Janice E. Stipp, each a current director of the Company. Additional information about each of these nominees and our other directors can be found under “Information about the Directors and Director Nominees” below. The nominees have indicated a willingness to serve as directors if elected, but if any of them should decline or be unable to serve, the persons named as proxies intend to vote all shares in favor of the election of such other persons who may be nominated as replacements by the Board. There are no family relationships among any director, executive officer or person nominated or chosen to be a director or executive officer known to us.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINATED DIRECTORS.

Information about the Directors and the Director Nominees

The following table sets forth the names of each current director (including the nominees for election), their age, their years of service as a director, the year in which their current or proposed term expires, and their current positions with the Company. The table is followed by a more detailed biographical description for each director or nominee.

Name	Age	Director Since	Term Expires	Positions
William Dries(1)	67	2014	2019	Director
David K. Floyd	58	2016	2019	Director Nominee
Janice E. Stipp(2)	59	2019	2019	Director Nominee
Jeri J. Harman(3)	61	2019	2020	Director
Carey A. Smith	55	2017	2020	Director
Steven T. Warshaw	70	1997	2020	Director
Robert E. Brunner	61	2012	2021	Non-Executive Chairman and Director
Richard D. Holder	56	2013	2021	Chief Executive Officer, President and Director
David L. Pugh	70	2012	2021	Director

(1)	As previously announced, Mr. Dries will retire from the Board and has tendered his resignation to be effective immediately prior to the commencement of the Annual Meeting.
(2)

As previously announced, Ms. Stipp was appointed by the Board to serve as a Class III director until the Annual Meeting upon expansion of the size of the Board from seven to nine members, effective as of February 25, 2019.

(3)

As previously announced, Ms. Harman was appointed by the Board to serve as a Class I director until the 2020 annual meeting of stockholders upon expansion of the size of the Board from seven to nine members, effective as of February 25, 2019.

William Dries has been a member of the Board since 2014. Mr. Dries previously served as Senior Vice President and Chief Financial Officer of EnPro Industries, Inc., a publicly held engineered industrial products manufacturer, prior to his retirement in 2011. Before assuming his role at EnPro in June 2002, Mr. Dries was affiliated with EnPro and Goodrich Corporation, the former parent company of EnPro, from September 2001. From 1985 until 2001, Mr. Dries was employed by United Dominion Industries Limited, a machine and instrument manufacturer, where he was Senior Vice President and Chief Financial Officer, having previously served as Manager of Accounting and Senior Vice President of Finance and Controller. Mr. Dries was an audit principal for Ernst & Young in New York for eleven years before joining United Dominion. Mr. Dries is a director of TransDigm Group, Inc., a producer of aircraft components. Mr. Dries brings to the Board financial acumen and extensive experience working with public companies in the precision manufacturing and industrial sectors.

David K. Floyd has been a member of the Board since 2016. Since 2012, Mr. Floyd has served as a Group President of Stryker Corporation, a leading global medical technology company. From 2007 to 2011, Mr. Floyd served as the U.S. President, and then Worldwide President, of Johnson & Johnson’s DePuy Orthopaedics. From 2005 to 2007, Mr. Floyd served as the General Manager, and then President, of the Spine Division of Abbott Laboratories. From 2004 to 2005, Mr. Floyd served as the President and Chief Executive Officer of AxioMed Spine Corporation, a medical device manufacturer. From 2000 to 2003, Mr. Floyd was the Vice President, U.S. Market, and then President, of Centerpulse Orthopedics Inc., a medical device manufacturer. Prior to that, Mr. Floyd held various leadership positions in sales, marketing and operations with OrthoLogic Corporation, Sulzer Orthopedics, Inc. and Zimmer, Inc., and has worked in the medical technology industry for over 28 years. Mr. Floyd was also a director of OrthoWorx, a business league founded to support the orthopedic industry, and served as its first Chief Executive Officer from 2011 to 2012. Mr. Floyd brings to the Board broad knowledge of the medical device industry, substantial executive leadership experience and extensive experience with strategy development, commercial operations, and mergers and acquisitions.

Janice E. Stipp has been a member of the Board since February 2019. Janice E. Stipp retired as Senior Vice President, CFO & Treasurer at Rogers Corporation, a leader in specialty engineered materials that enable high performance and high reliability in EV/HEV, wireless infrastructure, automotive safety and portable electronics. She is on the board of ArcBest Corp., Commercial Vehicle Group, Inc and Michigan State University Foundation. Previously, she also served on the board of PlyGem Industries, Inc. until the company was taken private in 2018. She also is a Member of the Michigan Association of Certified Public Accountants and Member of The American Institute of Certified Public Accountants. Over the course of her career Ms. Stipp held the positions of CFO, Treasurer, Principal Accounting Officer & SVP at Rogers Corp., CFO, Secretary, Treasurer & Executive VP at Tecumseh Products Co. LLC, Chief Financial Officer at Revstone Industries LLC, Chief Financial Officer & Vice President of Acument Global Technologies, Inc. and Chief Financial Officer & EVP-Administration at GDX Automotive, Inc. Ms. Stipp graduated from Michigan State University with a Bachelor of Arts in Accounting and received her MBA in Finance from Wayne State University. Ms. Stipp is also a Certified Public Accountant (CPA) and Chartered Global Management Accountant (CGMA). Ms. Stipp brings to the Board financial and accounting acumen as well as providing the benefit of service on the board of directors of a number of public companies.

Jeri J. Harman has been a member of the Board since February 2019. Jeri Harman is a Founder & Chairman of Avante Capital Partners. With over $465 million of capital under management, Avante makes unitranche and subordinated debt and minority equity investments to finance buyouts, minority recaps, acquisitions and growth. In 2018, Avante Capital Partners was named Small Business Investment Company (SBIC) of the Year by the U. S. Small Business Administration (SBA). The firm was also named Women-Owned Firm of the Year 2018 by Private Equity Women Investor Network (PEWIN). Ms. Harman has over 30 years of financing experience, involving well over $1 billion in aggregate investments. Prior to founding Avante, Ms. Harman started-up and led the Los Angeles offices for two multi-billion publicly traded private equity and mezzanine investment funds – American Capital and more recently Allied Capital, where she was also a member of Allied’s Investment Committee. Earlier career highlights include various senior level positions with Prudential Capital. Ms. Harman has served on numerous boards over her career, and currently serves on the board of Engineered Performance Technologies, a consumer-focused automotive aftermarket performance products company. She received a Master’s of Business Administration from the University of California – Berkeley, and a Bachelor’s degree in Business from the University of Wisconsin – Milwaukee (summa cum laude). Ms. Harman brings extensive capital markets experience and strategic and financial acumen to the Board.

Carey A. Smith has been a member of the Board since May 2017. Since November 2018, Ms. Smith has served as the Chief Operating Officer of Parsons Corporation, an advanced technology firm focused on the defense, intelligence and critical infrastructure markets. Prior to this role and since November 2016, Ms. Smith was the President of the Federal Business Unit of Parsons Corporation, which concentrated on intelligence, physical and cyber security, critical infrastructure, health and logistics. From 2011 until 2016, Ms. Smith served in positions of progressive responsibility at Honeywell International Inc., first as the President, Honeywell Technology Solutions Inc., then Vice President, Customer & Product Support for Honeywell Aerospace, and then President, Honeywell Defense & Space. From 1996 to 2011, Ms. Smith worked for Lockheed Martin as the President and Chief Executive Officer for Lockheed Martin Canada, Vice President Business Development and Strategic Planning for the Maritime Systems and Sensors (MS2) Business Unit, Vice President Naval and Maritime Programs, and Vice President Technical Services. From 1994 to 1996, Ms. Smith worked for Loral (which was acquired by Lockheed Martin) as the Director, then Vice President of Business Development and Strategic Planning for MS2. From 1985 to 1994, Ms. Smith served in numerous engineering management, program management and engineering positions at IBM Federal (which was acquired by Loral). In total, Ms. Smith has 33 years of aerospace and defense experience. Ms. Smith is also on the Professional Services Council Board of Directors and serves as the secretary. Ms. Smith brings to the Board deep knowledge of aerospace and defense, including cyber security, substantial executive leadership experience, and extensive global experience with business development, government and commercial operations, and mergers and acquisitions. She is a NACD fellow, NACD certified in cyber governance and a certified Green Belt.

Steven T. Warshaw has been a member of the Board since 1997. Mr. Warshaw retired in 2005 from M Cubed Technologies, a developer and manufacturer of advanced composite materials and ultra-precise electronic components and modules where he served as President and Chief Executive Officer since 2002. Prior to this position, he served as President of Hexcel Schwebel, a global producer of advanced structural materials, from 2000 to 2001. Mr. Warshaw served as Senior Vice President of Photronics, Inc., a global supplier to the semiconductor industry from 1999 to 2000. From 1996 to 1999, he served as President of Olin Microelectronic Materials, a company supplying technologically advanced chemicals, products, and services to semiconductor manufacturers. Mr. Warshaw serves on the board of directors of Park Electrochemical Corp., a publicly held advanced materials manufacturing company. Mr. Warshaw brings to the Board considerable executive experience as well as providing the benefit of service on the board of directors of a publicly traded company. Mr. Warshaw has extensive knowledge and brings insights and perspectives from positions he has held in important areas, including global operations, product development, marketing and executive compensation.

Robert E. Brunner has been a member of the Board since 2012. He was appointed Non-Executive Chairman of the Board on May 19, 2017. Mr. Brunner served as Executive Vice President of Illinois Tool Works, Inc., a Fortune 200 global multi-industrial manufacturing leader, from 2006 until his retirement in 2012. Prior to this position, Mr. Brunner held the position of President, Global Automotive Fasteners from 2005 to 2006 and President, North American Automotive Fasteners from 2003 to 2005. Prior to that, Mr. Brunner held a variety of positions within Illinois Tool Works, Inc., including positions in general management, operations management and sales & marketing. Mr. Brunner serves on the board of directors of Leggett & Platt, Incorporated, a publicly held diversified manufacturer of engineered components and products and Lindsay Corporation, a publically held global company focusing on providing irrigation and infrastructure solutions. Mr. Brunner brings to the Board broad industry knowledge, executive leadership experience and extensive experience with mergers and acquisitions. Additionally, his public company board experience is a valuable asset to the Board.

Richard D. Holder has been a member of the Board and President and Chief Executive Officer of the Company since 2013. Since February 2017, Mr. Holder has served on the board of directors of Actuant Corporation, a publicly held, global diversified industrial company. Prior to joining us, Mr. Holder served as President of the Eaton Electrical Components Group of Eaton Corporation’s Electrical Sector from 2010 to 2013, Executive Vice President of Eaton Business Systems from 2007 to

2010, Vice President and General Manager of the Power Distribution and Assemblies Division from 2004 to 2006 and Vice President Supply Chain and Operational Excellence from 2001 to 2004. Prior to joining Eaton, Mr. Holder served as Director of Aircraft & Technical Purchasing for US Airways from 1999 to 2001. Prior to this position, Mr. Holder held a variety of leadership positions at Allied Signal Corporation, an aerospace, automotive and engineering company, and Parker Hannifin Corporation, a global motion and control technology manufacturer. Mr. Holder brings to the Board diverse experience in global supply chain management, operations, strategic development and execution and extensive experience in acquisition strategy and integration.

David L. Pugh has been a member of the Board since 2012. Mr. Pugh retired in 2011 as President and Chief Executive Officer and Chairman of the board of directors of Applied Industrial Technologies, a publicly held distributor of industrial products and services. Mr. Pugh joined Applied Industrial Technologies in 1999 as President and Chief Operating Officer. Prior to joining Applied Industrial Technologies, Mr. Pugh served as Senior Vice President of the Industrial Control Group of Rockwell International Corporation, a provider of industrial automation control and information solutions, which he joined in 1994. Prior to joining Rockwell, Mr. Pugh held various positions in sales, marketing and operations at Square D Company, a manufacturer of electrical components, and Westinghouse Electric. Mr. Pugh serves on the board of directors of Applied Industrial Technologies and Hexcel Corporation, a publicly held producer of advanced composites. Mr. Pugh also serves on the board of directors of R.W. Beckett Corporation, a premiere manufacturer of oil and gas burners. Mr. Pugh brings to the Board valuable executive leadership experience as well as specialized operational experience in global bearing distribution. Additionally, Mr. Pugh brings to the Board his previous experience on the board of directors of a publicly held company.

Compensation of Directors

In 2018, directors who are not employees of the Company are paid an annual retainer of $170,000, consisting of $70,000 of cash and $100,000 of shares of restricted stock, which vests one year from the date of grant. Our Non-Executive Chairman receives an additional retainer of $50,000, each Chairman of the Audit Committee and the Compensation Committee receives an additional retainer of $10,000 and the Chairman of the Governance Committee receives an additional retainer of $6,000. Mr. Holder, our President and Chief Executive Officer, is our only director who is also an employee of the Company. Mr. Holder does not receive any compensation for his service as a director. Directors may elect to defer some or all of the compensation they receive. We reimburse all directors for out-of-pocket expenses incurred in attending Board and committee meetings. Director compensation is reviewed and approved by the Compensation Committee.

The table below provides information about the compensation our non-employee directors received during 2018.

Director Compensation Table For 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Mr. Brunner	126,000	99,992	—	—	225,992
Mr. Dries	87,500	99,992	—	—	187,492
Mr. Floyd	70,000	99,992	—	—	169,992
Mr. Pugh	70,000	99,992	—	—	169,992
Ms. Smith	70,000	99,992	—	—	169,992
Mr. Warshaw	80,000	99,992	—	—	179,992

(1)

Amounts represent the aggregate grant date fair value, as computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of 4,073 shares of restricted stock awarded on March 14, 2018 to each of Messrs. Brunner, Dries, Floyd, Pugh and Warshaw and Ms. Smith. The restricted stock awards to directors vest in their entirety on the first anniversary of the date of grant.

Committees of the Board

Audit Committee. The Audit Committee consists of William Dries who serves as Chairman, Messrs. Pugh and Warshaw and Ms. Smith. All members of the Audit Committee are independent as defined by Nasdaq rules and Mr. Dries has been designated as the “audit committee financial expert” as defined by Item 407(d) of Regulation S-K. Among other matters described in its charter, the Audit Committee’s primary duties and responsibilities are to:

•	oversee that management has maintained the reliability and integrity of our accounting policies, financial reporting and disclosure practices;

•

oversee that management has adequate resources and has established and maintains processes to assure that an adequate system of internal control is functioning within the Company, including the formation and oversight of the internal audit function;

•	oversee that management has established and maintains processes to assure compliance with all applicable laws, regulations and corporate policies including the Code of Business Conduct and Ethics;

•	engage our registered independent public accounting firm to conduct the annual audit of the books and accounts of the Company, including the preapproval of all associated fees;

•	preapprove all permissible non-audit related services provided by the independent auditor;

•	review the independence of the independent accounting firm;

•	oversee that management has designed, implemented and maintains processes to assess and manage enterprise and event risk;

•	review the effectiveness of our accounting and financial controls with our registered independent public accounting firm;

•	review and discuss with management and the independent auditor the results of our annual audit and our quarterly financial statements;

•	review and recommend to the Board that the financial statements be included in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q;

•	review and approve earnings press releases; and

•	establish a confidential, anonymous procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters.

The Audit Committee has a written charter, which can be found on our website at www.nninc.com. The Audit Committee met nine times in 2018.

Compensation Committee. The Compensation Committee consists of Steven T. Warshaw, who serves as Chairman, Messrs. Brunner, Dries and Floyd. All members of the Compensation Committee are independent as defined by Nasdaq rules. Among other matters described in its charter, the Compensation Committee’s primary duties and responsibilities are to:

•	annually review and approve corporate goals and objectives relative to the Chief Executive Officer evaluation, compensation and performance;

•	review and approve our executive compensation policies and practices;

•	supervise the administration of our employee benefit plans, including the 2016 Omnibus Incentive Plan;

•	retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO, or senior executive compensation;

•

review and approve annually for senior executives of the Company: (a) the annual base salary level; (b) the annual incentive opportunity level; (c) the long-term incentive opportunity level; (d) employment agreements, severance agreements, and change in control agreements/provisions; and (e) special or supplemental benefits;

•	review annually the risks that arise from our compensation policies and determine whether such risks are reasonably likely to have a material adverse effect; and

•	review and assess our senior management succession plan on an annual basis.

The Compensation Committee has a written charter, which can be found on our website at www.nninc.com. The functions of the Compensation Committee are discussed in further detail in the section entitled “Compensation Committee Report” herein. The Compensation Committee met five times in 2018.

Governance Committee. The Governance Committee consists of David K. Floyd, who serves as Chairman, Messrs. Brunner and Pugh and Ms. Smith. All members of the Governance Committee are independent as defined by Nasdaq rules. Among other matters as provided in its charter, the Governance Committee’s primary duties and responsibilities are to:

•	review and recommend qualified candidates for membership on the Board;

•	establish procedures for the retirement or replacement of Board members;

•	establish a process and criteria for Board membership;

•	review a candidate’s qualifications and any potential conflicts with our interests;

•	assess the contributions and qualifications of current Directors in connection with their re-nomination to the Board;

•	establish a process and criteria for Committee membership and each Committee’s chair;

•	develop and maintain our Governance Principles;

•	oversee the process of providing information to the Board; and

•	provide oversight and review the Board performance on an annual basis.

In reviewing and recommending qualified candidates for membership on the Board, the Governance Committee seeks input from the Chairman, other Board members, and professional search firms, if applicable. The Governance Committee will also consider and evaluate any qualified candidates recommended by stockholders.

In accordance with the Board’s governance principles, the Governance Committee seeks to establish a board of directors that will bring to the Company a broad and diverse range of experience, knowledge and professional judgment. The Governance Committee believes that the Board should have collective competency, knowledge and experience with respect to corporate governance, business, finance and accounting, economics, industry knowledge, manufacturing, technology, legal and government affairs, risk management, international operations and acquisitions among other things.

A candidate’s competencies, experience and knowledge should enable him or her to contribute significantly to the governance of a complex, multi-national business enterprise. The candidate should be independent in judgment and not represent the interests of particular constituencies. The Governance Committee will review a candidate’s qualifications and any potential conflicts they may have with the Company’s interests.

In evaluating director nominees, including candidates submitted by stockholders, the Governance Committee will consider the candidate’s experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties. Although diversity is a consideration in the Committee’s consideration of candidates, we do not have a formal policy regarding diversity. We do not discriminate against candidates on the basis of gender, race, religion, national origin, sexual orientation, disability or any other basis as prescribed by law. The Governance Committee will also consider whether a candidate meets the definition of “independent director” under Nasdaq rules.

In evaluating director nominees, including candidates submitted by stockholders, the Governance Committee will consider a director candidate’s experience, qualifications, attributes, and skills. The Governance Committee will also consider the candidate’s integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The Governance Committee will also consider whether a candidate meets the definition of “independent director” under Nasdaq rules. The Governance Committee will evaluate any director candidate nominated by stockholders according to the foregoing criteria and, based on the results of that evaluation, will determine whether to include the candidate in its recommended slate of director nominees in the proxy statement. No stockholder or group of stockholders who beneficially owned more than 5% of NN’s common stock for at least one year at the time of such recommendation has recommended candidates for election to the Board.

The Governance Committee has a written charter, which can be found on our website at www.nninc.com. The Governance Committee met four times in 2018.

The following table shows the current membership of each standing Committee of the Board:

Name	Audit Committee	Compensation Committee	Governance Committee
Mr. Brunner		X	X
Mr. Dries(1)	Chair	X
Mr. Floyd		X	Chair
Ms. Harman
Mr. Pugh	X		X
Ms. Smith	X		X
Ms. Stipp
Mr. Warshaw	X	Chair

(1)	As previously announced, Mr. Dries will retire from the Board and has tendered his resignation to be effective immediately prior to the commencement of the Annual Meeting.

Board Leadership

The Board is responsible for overseeing that our business is managed to meet our strategic goals and objectives and that the long-term interests of stockholders are served. The Board’s leadership structure includes very active and engaged independent directors. The Chairman of the Board approves the agenda for each Board meeting and presides over each executive session of independent directors held at each Board meeting. Each of the standing committees of the Board are chaired and comprised solely of independent Board members. During 2018, our independent, non-management directors regularly met without management present.

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. The Board is led by Robert E. Brunner, the Chairman of the Board and an independent director. Mr. Brunner has served as our Chairman since 2017 and has performed the responsibilities prescribed to him by the Board and those detailed in the Principles of Corporate Governance, including establishing the agenda for and leading Board meetings, facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings.

The Board has determined that the current separation of Chairman of the Board and Chief Executive Officer is the most appropriate structure at this time as it provides an effective balance between oversight of management and day-to-day leadership. Mr. Brunner, a long-time independent director, has extensive experience with technology, precision metal, plastic and bearing manufacturers and has deep knowledge about the Company, its operations and businesses, which has been advantageous in leading the Board in the performance of its duties, while allowing our Chief Executive Officer to execute our strategic plan and provide day-to-day leadership. The Board may, at a future date, combine the Chairman and Chief Executive Officer roles if the Board determines that such a leadership structure would be more beneficial.

Board Independence

Shares of our common stock are traded on the Nasdaq Global Select Market, and as such, we are subject to the corporate governance requirements set forth in the Nasdaq Marketplace Rules. Our Board undertook a review of the composition of our Board and its Committees and the independence of each director. Based upon information requested from and provided by each director and nominee to become director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of our current directors or nominees to become director, other than Mr. Holder, who is our Chief Executive Officer, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors and nominees is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. In making each of these determinations, our Board considered the relationships that each such director and nominee has with us and all other facts and circumstances the Board deemed relevant in determining independence.

Board Oversight of Risk

The Board as a whole has responsibility for risk oversight. This oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide maximum visibility to the Board of the identification and assessment of critical risks and management’s risk mitigation strategies. The Chief Executive Officer, as well as various management personnel, regularly discuss material risks facing the Company with members of the Board.

The Board and its standing committees oversee risks associated with their respective principal areas of focus. The Board is responsible for strategic, financial and execution risks and exposures associated with the annual operating plan, the five-year strategic plan, acquisitions and divestitures, senior management succession planning and general risk oversight.

The Board has delegated certain risk management responsibility to its standing committees. The Audit Committee is responsible for risk and exposures associated with financial, accounting, legal and regulatory matters. The Audit Committee oversees that management has established a process to assure an adequate system of internal controls and maintains the reliability of our accounting policies and financial reporting and disclosures. The Governance Committee is responsible for the oversight of corporate governance, the selection of the candidates for the Board and the evaluation of Board members. The Compensation Committee is responsible for evaluating, approving and monitoring our executive compensation plans, policies and programs and to oversee other significant human resource issues. Additionally, the Compensation Committee is responsible for reviewing and overseeing the management of any risk related to our compensation plans, policies and programs. The Compensation Committee reviews such risks annually and in connection with discussions of various compensation developments and benefits throughout the year.

Attendance at Board and Committee Meetings

The Board met eight times in 2018. All then current directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served. While we do not have a policy requiring attendance by directors at the Annual Meeting, all of our then current directors attended our annual meeting of stockholders in 2018.

Communicating with the Board

Stockholders and other interested parties may contact the Board, any of its standing committees, its independent directors, or any individual director by sending correspondence to NN, Inc., 6210 Ardrey Kell Road, Charlotte, North Carolina 28277, Attention: Secretary. Any mail received by the Secretary with the exception of improper commercial solicitations will be forwarded to the members of the Board for their further action, if necessary.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics applicable to our executive officers, including our Chief Executive Officer and Chief Financial Officer, as well as our directors and employees. The Code of Business Conduct and Ethics is available in the “About NN” section of our website at www.nninc.com. We intend to post amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our Chief Executive Officer, Principal Financial Officer or Principal Accounting Officer) at this location on our website.

Principles of Corporate Governance

The Board has adopted the Principles of Corporate Governance, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. The Principles of Corporate Governance are available in the “Investor Relations” section of our website at www.nninc.com.

Beneficial Ownership of Common Stock

Security Ownership of Management. The following table shows, as of March 19, 2019 and based on 42,366,961 shares of common stock outstanding, the beneficial ownership of common stock by each director and nominee, each named executive officer, and all directors and executive officers as a group, in each case as reported to us by such persons.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (2)
Richard D. Holder	396,098	(3)	*
Thomas C. Burwell, Jr.	85,332	(4)	*
J. Robbie Atkinson	27,350	(5)	*
D. Gail Nixon	58,156	(6)	*
Warren A. Veltman	43,909	(7)	*
Robert E. Brunner	62,815	(8)	*
William Dries	34,905	(9)	*
David K. Floyd	28,183	(10)	*
Jeri J. Harman	10,710		*
David L. Pugh	117,115	(11)	*
Carey A. Smith	23,941		*
Janice E. Stipp	10,710		*
Steven T. Warshaw	96,105	(12)	*
All directors and executive officers as a group (15 persons)	1,052,891	(13)	2.48%

*	Less than 1%
(1)	The address of each beneficial owner is c/o NN, Inc., 6210 Ardrey Kell Road, Charlotte, North Carolina 28277.
(2)

Computed in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Includes shares of common stock subject to options exercisable within 60 days of March 19, 2019 and shares of restricted stock for which the indicated persons have sole voting power, but not sole investment power.

(3)	Includes 125,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2019.
(4)

Includes 40,334 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2019. As previously announced, Mr. Burwell will be departing the Company but has agreed to remain in his current role and assist with an orderly transition while a search for a replacement is being conducted.

(5)	Includes 8,800 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2019.
(6)	Includes 32,100 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2019.
(7)	Includes 3,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2019.
(8)

Includes 29,532 shares of common stock held by Kiroki Investments, LLC of which revocable living trusts of Mr. Brunner and his wife are the sole members. Also includes 16,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2019.

(9)

Includes 2,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2019. As previously announced, Mr. Dries will retire from the Board and has tendered his resignation to be effective immediately prior to the commencement of the Annual Meeting.

(10)	Includes 4,523 shares of common stock held by the David and Lisa Floyd Family Limited Partnership of which Mr. Floyd and his wife are the sole general partners and sole limited partners.
(11)	Includes 16,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2019.
(12)	Includes 22,600 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2019.
(13)	Includes, in the aggregate, 272,334 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 19, 2019.

Security Ownership of Certain Beneficial Owners. The following table sets forth the number of shares of our common stock beneficially owned by the only parties known to our management to own more than 5% of our common stock, as of March 19, 2019 and based on 42,366,961 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
PRIMECAP Management Company (1)	6,312,600	14.90%
Prudential Financial, Inc. (2)	3,530,916	8.33%
Legion Partners Asset Management, LLC (3)	3,378,631	7.97%
BlackRock, Inc. (4)	3,014,206	7.11%
Private Management Group, Inc. (6)	2,949,556	6.96%
Corre Partners Advisors, LLC (5)	2,612,638	6.17%
Dimensional Fund Advisors LP (7)	2,593,354	6.12%
RE Advisers Corporation (8)	2,397,250	5.66%

(1)

Amount based on Schedule 13G/A filed on February 8, 2019 with the SEC by PRIMECAP Management Company, or PRIMECAP. The Schedule 13G/A states that PRIMECAP has sole voting power with respect to 4,777,300 shares and sole dispositive power with respect to 6,312,600 shares. The principal business address of PRIMECAP is 177 E. Colorado Blvd., 11th Floor, Pasadena, California 91105.

(2)

Amount based on Schedule 13G/A filed on January 31, 2019 with the SEC by Prudential Financial, Inc., or Prudential. The Schedule 13G/A states that Prudential and certain of its affiliates have sole voting power with respect to 33,398 shares, shared voting power with respect to 3,496,978 shares, sole dispositive power with respect to 33,938 shares and shared dispositive power with respect to 3,496,978 shares. Jennison Associates LLC, or Jennison, filed a separate Schedule 13G/A on February 1, 2019 with the SEC reporting beneficial ownership of 3,527,411 shares. However, these shares have not been listed separately because they are included in the shares reported by Prudential, which indirectly owns 100% of the equity interest in Jennison. The principal business address of Prudential is 751 Broad Street, Newark, New Jersey 07102. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017.

(3)

Amount based on Schedule 13D/A filed on February 26, 2019 with the SEC by Legion Partners Asset Management, LLC, or Legion. The Schedule 13D/A states that Legion and certain of its affiliates have shared voting power for up to 3,378,631 shares and shared dispositive power for up to 3,378,631 shares. The principal business address of Legion is 9401 Wilshire Blvd., Suite 705, Beverly Hills, CA 90212.

(4)

Amount based on Schedule 13G filed on February 8, 2019 with the SEC by BlackRock, Inc. The Schedule 13G states that BlackRock, Inc. has sole voting power with respect to 2,930,045 shares and sole dispositive power with respect to 3,014,206 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)

Amount based on Schedule 13G filed on January 23, 2019 with the SEC by Private Management Group, Inc., or PMG. The Schedule 13G states that PMG has sole voting power with respect to 2,949,556 shares and sole dispositive power with respect to 2,949,556 shares. The principal business address of PMG is 15635 Alton Parkway, Suite 400, Irvine, CA 92618.

(6)

Amount based on Schedule 13G filed on February 7, 2019 with the SEC by Corre Partners Advisors, LLC, or Corre. The Schedule 13G states that Corre and certain of its affiliates have shared voting power with respect to 2,612,638 shares and shared dispositive power with respect to 2,612,638 shares. The principal business address of Corre is 12 East 49th Street, 40th Floor, New York, New York 10017.

(7)

Amount based on Schedule 13G/A filed on February 8, 2019 with the SEC by Dimensional Fund Advisors LP, or Dimensional Fund. The Schedule 13G/A states that Dimensional Fund has sole voting power with respect to 2,502,036 shares and sole dispositive power with respect to 2,593,354 shares. The principal business address of Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(8)

Amount based on Schedule 13G filed on February 13, 2019 with the SEC by RE Advisors Corporation, or RE Advisors. The Schedule 13G states that RE Advisors and National Rural Electric Cooperative Association each has sole voting power with respect to 2,397,250 shares and sole dispositive power with respect to 2,397,250 shares. The principal business address of RE Advisors is 4301 Wilson Boulevard, Arlington, Virginia 22203.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, each of our directors and executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of the common stock and reports of changes in beneficial ownership of the common stock. These persons also are required by SEC regulations to furnish us with copies of all filed reports.

Based solely on its review of the copies of these reports furnished to us for the year ended December 31, 2018, we are not aware of any instance of noncompliance with Section 16(a) by its directors, executive officers or owners of more than 10% of the common stock.

PROPOSAL II: AMENDMENT TO CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD

Overview

On February 25, 2019, the Board unanimously adopted and approved an amendment to the Certificate of Incorporation to eliminate the classification of the Board over a two-year period so that beginning at the 2021 annual meeting of stockholders all directors will be elected for one-year terms, or the Declassification Amendment, subject to the approval of this proposal by the requisite vote of our stockholders at the Annual Meeting. The following discussion of the Declassification Amendment is qualified in its entirety by reference to the text of the Declassification Amendment set forth in the form of the Certificate of Amendment attached hereto as Appendix A, which is incorporated herein by reference.

Description of the Declassification Amendment

Section 3 of Article V of the Certificate of Incorporation currently provides that the Company’s directors are divided into three classes, with the term of one class expiring each year and the directors in each class serving three-year terms. If the Declassification Amendment is approved and becomes effective, the Class III directors elected at the Annual Meeting will be elected to one-year terms. The Class I directors and Class II directors would continue to serve out the remaining portion of their three-year terms but, upon completion of such terms, would also be elected for one-year terms. As a result, beginning with the 2021 annual meeting of stockholders, the Board would be declassified, and all directors would be elected on an annual basis.

The Declassification Amendment would not change the present number of directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships. Until the 2021 annual meeting of stockholders, any director appointed to fill a vacancy or newly created directorship would hold office for the current remaining term of the relevant class. Upon the annual election of the entire Board at the 2021 annual meeting of stockholders, any director appointed to fill a vacancy or newly created Board seat would serve for a term expiring at the next annual meeting of stockholders following his or her appointment.

Reasons for the Board Declassification

The Board considered a number of factors when considering whether to declassify the Board. These factors included the views expressed to us during our proactive engagement with a number of our stockholders to understand their views on our corporate governance practices, the merits of classified and declassified board structures, corporate governance trends among other public companies and the general views of institutional stockholders regarding board structures. The Board also recognizes that stockholders may believe that a classified board structure diminishes a board’s accountability to stockholders since stockholders are unable to express a view on each director’s performance by means of an annual vote. Annual voting would allow stockholders to express their views on the individual performance of each director and on the entire Board more frequently than with the existing classified board structure. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies. After careful consideration of the foregoing factors, the full Board determined that declassification of the Board is in the best interests of the Company and our stockholders.

If the proposed Declassification Amendment is approved, it will become effective upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which is expected to occur promptly following the Annual Meeting. The Board also adopted and approved conforming amendments to our bylaws, which will become effective upon the filing and effectiveness of the Certificate of Amendment to fully implement the Declassification Amendment. If the proposed Declassification Amendment is not approved, the Board’s current classified structure will remain in place, and the Class III directors elected at the Annual Meeting will be elected to three-year terms.

Vote Required

This proposal must be approved by the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL III: AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 45,000,000 TO 90,000,000

Overview

On February 25, 2019, the Board unanimously adopted and approved an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 45,000,000 to 90,000,000, or the Share Increase Amendment, subject to the approval of this proposal by the requisite vote of our stockholders at the Annual Meeting. The following discussion of the Share Increase Amendment is qualified in its entirety by reference to the text of the Share Increase Amendment set forth in the form of the Certificate of Amendment attached hereto as Appendix B, which is incorporated herein by reference.

Article IV, Section 1 of the Certificate of Incorporation currently provides that the Company shall have the authority to issue 50,000,000 shares, consisting of 45,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $.01 per share, or the preferred stock. As of the Record Date, 42,366,961 shares of common stock were issued and outstanding, and an additional 781,817 shares of common stock were reserved for issuance upon the exercise of outstanding stock options and the vesting of performance stock units as of such date. No changes to the Certificate of Incorporation are being proposed with respect to the number of authorized shares of preferred stock of which none are currently outstanding. Other than the proposed increase in the number of authorized shares of common stock, this proposal is not intended to modify the rights of existing stockholders in any material respect.

This proposal to increase the number of authorized shares of common stock, if approved, will become effective, and the Company’s number of authorized shares of common stock will be increased as proposed herein, upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware.

Reasons for the Increase in Authorized Shares

The Board believes that it is in the best interest of the Company to have additional authorized shares of common stock available for possible future financings, equity compensation, strategic transactions and other general corporate purposes. The Board believes that having such additional authorized shares of common stock available for issuance under the Certificate of Incorporation will give the Company increased flexibility to meet future business needs and would allow such shares to be issued without the expense and delay of a special stockholders’ meeting unless such approval is expressly required by applicable law or the Nasdaq Marketplace Rules. The Company currently has no specific plan, commitment, arrangement, understanding or agreement in place for the issuance or use of the proposed additional authorized shares of common stock, other than issuances in the ordinary course of business. There are certain advantages and disadvantages of an increase in authorized common stock.

The advantages include:

•	The ability to raise capital as needed by issuing capital stock in future financing transactions; and

•

To have shares of common stock available for equity compensation, to pursue strategic transactions, including mergers, acquisitions, joint ventures and other business combinations and expansion opportunities, if any, and for general corporate purposes.

The disadvantages include:

•

Our stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of existing stockholders of the Company; and

•

The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Board’s desires.

Effects of the Increase in Authorized Shares

If this proposal is approved, the authorized shares of common stock will be increased from 45,000,000 shares to 90,000,000 shares, effective upon the Company’s filing of the Certificate of Amendment with the Secretary of State of the State of Delaware.

Upon such filing, the additional authorized shares of common stock would be available for issuance at the discretion of the Board of Directors for various corporate purposes without further stockholder approval, except as may be required by applicable law or the Nasdaq Marketplace Rules. The additional authorized shares of common stock, upon issuance, would have the same rights and privileges as the shares of common stock currently issued and outstanding. No changes would be made to the number of authorized shares of preferred stock or the Board’s authority in connection with issuances thereof under the Certificate of Incorporation. Also, it is not anticipated that the Company’s financial condition, management’s percentage ownership, the number of stockholders, or any aspect of the Company’s business would materially change as a result of the increase in authorized shares of common stock.

The increase in authorized shares would not have any immediate effect on our existing stockholders’ percentage ownership interest in the Company or proportionate voting power. However, it may have a dilutive effect on our existing stockholders if additional shares are issued. The issuance of additional shares would cause immediate dilution of the ownership interests and the voting power of our existing stockholders and, depending on the price at which they are issued, could have a negative effect on the market price of common stock. It may also affect the amount of dividends, if any, paid to our existing stockholders and may reduce the share of the proceeds that they would receive upon the future liquidation, if any, of the Company.

The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device or to secure management’s position within the Company. However, the increase in the number of authorized shares of common stock could, under certain circumstances, have an “anti-takeover effect” by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Certificate of Incorporation or the Company’s bylaws. The increased number of authorized shares of common stock would give the our management more flexibility to resist or impede a third party takeover bid that provides an above market premium that is favored by a majority of the unaffiliated stockholders. The issuance of new shares of common stock could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board consider the action of the entity or person not to be in the best interest of our stockholders.

Vote Required

This proposal must be approved by the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the effect of a vote “AGAINST” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL IV: APPROVAL OF THE 2019 OMNIBUS INCENTIVE PLAN

Introduction

On March 14, 2019, the Board unanimously adopted and approved the NN, Inc. 2019 Omnibus Incentive Plan, or the Plan, subject to approval by our stockholders at the Annual Meeting. The Plan would replace the NN, Inc. 2016 Omnibus Incentive Plan, or the Prior Plan, and would apply to all awards granted after the Annual Meeting.

In determining to adopt and approve the Plan, subject to stockholder approval, the Board considered various factors, including the following:

•

As of the Record Date, 798,461 shares remain available for grant under our prior equity compensation plans, including the Prior Plan. Based on historical usage, the current share price of our common stock and expected practices, and noting that future circumstances may require us to make changes to our expected practices, we estimate that the existing shares available for grant under our prior equity compensation plans would be insufficient to make company-wide equity grants for fiscal 2020. Upon approval of the Plan by our stockholders, no awards will be granted under any prior equity compensation plans, including the Prior Plan.

•

If the Plan is approved, we would have 2,900,000 shares authorized for issuance for future awards under the Plan, with 1,933,333 available for issuance as full value awards. The additional shares to be authorized for grant under the Plan would be dilutive to stockholders by 6.8% based on the outstanding shares as of the Record Date.

•

Based on historical usage and current share price of our common stock, we estimate that the 2,900,000 shares to be authorized for grant under the Plan, if approved by our stockholders, should be sufficient for us to make equity grants for the next several years, assuming we continue to grant awards consistent with our historical usage and expected practices, and noting that future circumstances may require us to make changes to our expected practices.

•	The Plan was designed to conform with existing best practices in equity incentive plans, which include:

•	fixed term of 10 years;

•	fungible share count;

•	prohibition on liberal share recycling;

•	prohibition on the repricing of stock options or stock appreciation rights;

•	establishment of minimum vesting requirements;

•	recoupment of awards under certain circumstances; and

•	limitations on non-employee director compensation.

Equity compensation is a critical component of our compensation program, and approval of the Plan is necessary to continue our company-wide equity compensation program for 2020 and beyond. If stockholders do not approve the Plan, we will be at a competitive disadvantage within our industry. The Board believes the Plan is essential to our success and in motivating executives and other employees to strive to enhance our growth and profitability. THEREFORE, THE BOARD RECOMMENDS YOU TO VOTE TO APPROVE THE PLAN.

Historical Equity Award Data

The following table sets forth information regarding all outstanding Options and unvested Restricted Shares under all of our prior equity compensation plans as of the Record Date. The last sales price of our common stock on December 31, 2018 and the Record Date, as reported on the Nasdaq Global Select Market, was $6.71 and $7.51 per share, respectively.

Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Unvested Restricted Stock/PSU Outstanding(1)	Number of Shares Available for Grant Under All Prior Equity Compensation Plans (2)
978,215	$13.58	6.4	843,754	798,461

(1)	This amount includes all total outstanding full value awards from all prior equity compensation plans.
(2)

This amount includes all shares available for grant under all prior equity compensation plans; however, as of the effective date of the Plan, no awards will be granted under any prior equity compensation plans.

The table below sets forth our burn rate for each of the last three fiscal years and the three-year average burn rate. Burn rate is calculated as (i) the number of stock options and time-based restricted stock granted, plus (ii) the number of performance stock units (PSUs) earned, divided by (iii) the weighted average basic common shares outstanding in the year indicated.

Fiscal Year	(a) Options Granted	(b) Restricted Stock Granted(1)	(c) PSUs Earned	(d) = (a) : (c) Total Granted/ Earned	(e) Weighted Average Basic Common Shares Outstanding	(d) ÷ (e) Burn Rate
2018	57,800	86,516	—	144,316	31,678	4.56%
2017	125,700	85,393	80,066	291,159	27,433	10.61%
2016	167,000	152,510	—	319,510	27,016	11.83%
					3-Year Average 9.00%

(1)	Amount excludes PSUs granted in 2016, 2017 and 2018.

Summary of the Plan

The following summary of the material terms of the Plan is qualified in its entirety by reference to the complete text of the Plan as set forth in Appendix C to this Proxy Statement. You should read the complete text of the Plan for more details regarding the operation of the Plan.

Purpose. The purpose of the Plan is to promote our interests and those of our stockholders by attracting and retaining key officers, employees, directors and consultants; motivating such individuals by means of performance-related incentives to achieve long-range performance goals; enabling such individuals to participate in our long-term growth and financial success; encouraging ownership of our stock by such individuals; and linking their compensation to our long-term interests and those of our stockholders.

Administration. The Plan will be administered by a committee composed of at least two “non-employee directors,” within the meaning of Section 16 of the Exchange Act, and Rule 16b-3 thereunder, each of whom will be “independent” within the meaning of the Nasdaq rules (or such other market or exchange as is the principal trading market for our stock) and the rules and regulations of the SEC. The Board has appointed the Compensation Committee to serve as the administrator of the Plan. The Compensation Committee will determine eligibility for and designate participants of the Plan, determine the type and amount of awards to be granted, determine the timing, terms, and conditions of any award, and make other determinations as provided in the Plan. All decisions and interpretations made by the Compensation Committee with respect to the Plan will be binding on us and participants. Subject to certain limitations under the Plan, the Compensation Committee may delegate its authority to our officers or managers to grant, modify, or cancel awards, other than with respect to participants who are subject to Section 16 of the Exchange Act.

Prohibition on Repricing without Stockholder Approval. The Plan provides that, without the approval of our stockholders, the Compensation Committee may not lower the option price of a stock option after it is granted, lower the grant price of a stock appreciation right, or SAR, after it is granted, cancel a stock option when the option price exceeds the fair market value of the underlying shares (other than in certain limited situations involving a change in control) in exchange for cash or additional awards, cancel a SAR when the grant price exceeds the fair market value of the underlying shares (other than in certain limited situations involving a change in control) in exchange for cash or additional awards, or take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which shares of our common stock are traded.

Eligible Participants. Any current or prospective (i) officer or employee of ours or any of our subsidiaries or affiliates, (ii) member of our board of directors, or (iii) consultant of ours or one of our affiliates (provided that such person is a natural person and that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for any of our securities) is eligible to be designated as a participant by the Compensation Committee. However, the vesting and exercise of an award to a prospective employee, director or consultant are conditioned upon such individual attaining such status. The Board must approve awards to directors that are not also employees of ours. As of December 31, 2018, approximately 56 employees, 6 non-employee directors, and an indeterminate number of consultants would be eligible to participate in the Plan.

Shares Subject to the Plan. A total of 2,900,000 shares shall be authorized for grant under the Plan, less one share for every share that was subject to a stock option or SAR granted after March 15, 2019 under the Prior Plan and one and one-half shares for every share that was subject to an award other than a stock option or SAR granted after March 15, 2019 under the Prior Plan, all of which shares may be used for the granting of incentive stock options. Any shares that are subject to awards other than stock options or SARs shall be counted against this limit one and one-half shares for every one share granted. The number of shares subject to the Plan may be adjusted in the event of certain changes in our corporate structure.

If (i) any shares subject to an award under the Plan are forfeited, an award under the Plan expires or an award under the Plan is settled for cash (in whole or in part), or (ii) after March 15, 2019, any shares subject to an award under the Prior Plan are forfeited, an award expires or an award under the Prior Plan is settled for cash (in whole or in part), the shares subject to such award under the Plan or the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, again be available for awards under the Plan. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant: (I) shares tendered by the participant or withheld by us in payment of the purchase price of a stock option under the Plan or the Prior Plan, or to satisfy any tax withholding obligation with respect to an award under the Plan or the Prior Plan, and (II) shares subject to a SAR under the Plan that are not issued in connection with the stock settlement of the SAR under the Plan on exercise thereof, or a SAR under the Prior Plan and (III) shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of stock options under the Plan or the Prior Plan.

Any shares that again become available for grant shall be added back as (i) one share for every one share subject to stock options or SARs granted under the Plan or the Prior Plan, and (ii) as one and one-half shares for every one share subject to awards other than stock options or SARs granted under the Plan or the Prior Plan.

Limitations on Awards. Subject to exceptions for extraordinary circumstances, non-employee directors shall not receive compensation, paid or granted, in any calendar year in excess of $500,000.

Terms and Conditions of Awards. The Plan permits the grant of stock options, SARs, restricted shares, restricted share units, performance awards (including performance shares and performance units), and other stock-based awards. Stock options granted under the Plan may be either incentive stock options complying with Section 422 of the Internal Revenue Code, or the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. All other awards may be granted to current or prospective officers, employees, directors and consultants. All awards under the Plan must be evidenced by an award agreement that may specify the terms and conditions of the award and any rules applicable thereto.

Stock Options. A stock option represents the right to purchase a specified number of shares during a specified period of up to ten years. The award agreement will set forth the number of shares subject to the stock options, the option price, and the conditions and limitations applicable to the exercise of the stock options as determined by the Compensation Committee. The option price of stock options may not be less than the fair market value on the date that such stock options are granted under the Plan. With respect to incentive stock options, the terms and conditions of such stock options will be subject to and comply with Section 422 of the Code. To the extent stock options intended to qualify as incentive stock options fail to qualify for any reason, such stock options will constitute non-qualified stock options. Incentive stock options may not be granted to any individual who, at the time of grant owns stock possessing more than 10% of the total combined voting power of all of our outstanding common stock or any of our subsidiaries, unless the exercise price is not less than 110% of the fair market value of the common stock on the date of the grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option.

SARs. Unless otherwise set forth in the award agreement, SARs represent the right to receive an amount of cash equal, or shares of common stock having a value equal, to the increase in the fair market value of a specified number of shares between the grant date of the SARs and the date on which they are exercised. The award agreement will set forth the number of shares subject to the award, the grant price, and the conditions and limitations applicable to the exercise of the SARs as determined by the Compensation Committee. The grant price of SARs may not be less than the fair market value on the date that such SARs are granted under the Plan.

Restricted Shares. The award agreement for restricted shares will set forth the number of shares subject to the award, the period during which, and the conditions under which, the restricted shares may be forfeited to us, and the other terms and conditions of the award. Restricted shares may not be sold, transferred, or otherwise encumbered or disposed of until the expiration of the restricted period and the fulfillment of any other conditions to the award. The award agreement will set forth a period of time (which will be not less than one year for participants other than non-employee directors) during which the participant must remain in the continuous employment (or other service-providing capacity) for the forfeiture and transfer restrictions to lapse. Unless otherwise provided in the award agreement, the participant receiving restricted shares will have the right to receive dividends and to vote such shares. At the end of the restricted period and provided that any other restrictive conditions of the award are met, a stock certificate will be delivered to the participant free of the restricted stock legend (or restrictions on book-entry shares will be removed).

Restricted Share Units. Each restricted share unit will have a value equal to the fair market value of a share on the date such restricted share units are granted under the Plan. Restricted share units may be settled in cash, shares, other securities or property (as determined by the Compensation Committee) upon the lapse of restrictions applicable to the award and otherwise in accordance with the award agreement. Unless otherwise provided in the applicable aware agreement, restricted share units will be subject to transfer restrictions similar to those of restricted shares, except that no shares are awarded to a participant who is granted restricted share units on the date of grant, and such participant will have no rights of a stockholder with respect to the restricted share units until the restrictions set forth in the award agreement lapse and the underlying shares have been delivered to the participant. The award agreement for restricted share units will set forth the number of shares subject to the award, the period during which, and the conditions under which, the restricted shares units may be forfeited to us, and the other terms and conditions of the award. The award agreement will set forth a period of time (which will be not less than one year for participants other than non-employee directors) during which the participant must remain in the continuous employment (or other service-providing capacity) for the forfeiture and transfer restrictions to lapse. The award agreement may also set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in the Plan) that will subject the shares to forfeiture and transfer restrictions. The award agreement will specify whether restricted share units entitle the participant to dividend equivalent rights at the time of payment of dividends to our stockholders. Unless otherwise determined by the Compensation Committee or as provided in the award agreement, all of the restricted share units will terminate unless the participant remains in continuous employment for the entire restricted period and unless the other restrictive conditions of the award are met.

Performance Awards. The Compensation Committee may grant performance awards, which will consist of a right that is denominated in cash or shares (including but not limited to restricted shares and restricted share units), valued, as determined by the Compensation Committee, in accordance with the achievement of such performance goals during such performance periods as the Compensation Committee may establish, and payable at such time and in such form as the Compensation Committee shall determine. Subject to the terms of the Plan and any applicable award agreement, the Compensation Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award, and may amend specific provisions of the performance award; however, any such amendment may not adversely affect existing performance awards made within a performance period commencing prior to implementation of the amendment. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Compensation Committee, on a deferred basis. Except as otherwise determined by the Compensation Committee at or after grant, separation from service prior to the end of any performance period, other than for reasons of death or disability, will result in the forfeiture of the performance award, and no payments will be made. Notwithstanding the foregoing, the Compensation Committee may, in its discretion, waive any performance goals and/or other terms and conditions relating to a performance award.

Awards that are granted as performance-based awards based upon the attainment of performance targets related to one or more performance goals selected by the Compensation Committee from among the following: earnings before any one or more of the following: interest, taxes, depreciation, amortization and/or stock compensation; net sales; operating (or gross) income or profit; pretax income before allocation of corporate overhead and/or bonus; productivity or operating efficiencies; operating income as a percentage of net sales; return on capital, capital employed, investment, equity or assets (including economic value created); after tax operating income; net income; earnings or book value per share; financial ratios; cash flow(s); total sales or revenues or sales or revenues per employee; capital expenditures as a percentage of net sales; total operating expenses, or some component or combination of components of total operating expenses, as a percentage of net sales; stock price or total stockholder return, including any comparisons with stock market indices; appreciation in or maintenance of the price of the common stock or any of our publicly-traded securities; dividends; debt or cost reduction; comparisons with performance metrics of peer companies; comparisons of our stock price performance to the stock price performance of peer companies; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, meeting or reducing budgeted expenditures, attaining division, group or corporate financial goals, meeting business expansion goals (including, without limitation, developmental, strategic or manufacturing milestones of products or projects in development, execution of contracts with current or prospective customers and development of business expansion strategies) and meeting goals relating to acquisitions, joint ventures or collaborations or divestitures; quality or customer satisfaction; comparable site sales; economic value-added models; or any combination thereof. The Compensation Committee may define such performance goals with respect to generally accepted accounting principles, or GAAP, where applicable, or may adopt such definitions or modifications of GAAP as it deems appropriate. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, our past performance or the past performance of any of our subsidiaries, operating units, business segments or divisions and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares outstanding, or to assets or net assets. The Compensation Committee may appropriately adjust any evaluation of performance under the foregoing criteria to exclude any of the following events that occurs during a performance period: asset impairments or write-downs; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; any terms that are unusual in nature or infrequently occurring (within the meaning of applicable accounting standards) and/or described in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action; or any other event either not directly related to our operations or not within the reasonable control of our management.

Other Stock-Based Awards. The Compensation Committee may grant stock-based awards other than stock options, SARs, restricted shares, restricted share units, and performance awards. Such other stock-based awards will consist of an award of shares or an award denominated or payable in, or valued in whole or part by reference to, shares, and will have terms determined by the Compensation Committee to be consistent with the purposes of the Plan.

Minimum Vesting Requirements. Except for substitute awards, no portion of any option awards, SAR awards, performance awards (to the extent appreciation awards (as defined in the plan)) and other stock-based awards (to the extent appreciation awards) shall have a vesting period of less than twelve (12) months from the date of grant; provided, however, that up to five percent (5%) of the number of shares authorized for grant under the Plan may be subject to Options or SARs that do not meet the minimum vesting requirement set forth in the previous clause. These minimum vesting requirements shall also apply to any performance awards that are appreciation awards. These minimum vesting requirements shall also apply to non-employee director appreciation awards (as defined in the Plan) but not with respect to non-employee director restricted shares, restricted share units or performance awards (to the extent not appreciation awards (as defined in the Plan)).

Separation from Service. The Compensation Committee will determine the terms and conditions that will apply to any award upon a participant’s separation from service and may provide such terms and conditions in the award agreement or in such rules and regulations as it may prescribe. Unless otherwise provided in the Plan, an award agreement, or by a contractual agreement between us and a participant, if a participant’s employment with or service to us terminates before the restrictions imposed on the award lapse, the performance goals have been satisfied or the award otherwise vests, such award will be forfeited.

Change in Control. Unless otherwise provided by the Compensation Committee, or in an award agreement or by a contractual agreement between us and a participant, if, within one year following a change in control, a participant separates from service with us (or our successor) by reason of death, disability, retirement, for good reason by the participant, or involuntary termination by us for any reason other than for cause, all outstanding awards of such participant will vest, become immediately exercisable and payable and have all restrictions lifted. Unless otherwise provided in an award agreement or by a contractual agreement between us and the participant, in the event of a change in control, the successor or purchasing entity may, without the consent of any participant, either assume or continue our rights and obligations under any award outstanding immediately prior to the change in control or substitute for any such outstanding award a substantially equivalent award with respect to the successor’s or purchasing entity’s stock. The Compensation Committee may in its discretion and without the consent of any participant, determine that, upon the occurrence of a change in control, each or any award or a portion thereof outstanding immediately prior to the change in control and not previously exercised or settled will be canceled in exchange for a payment with respect to each vested share subject to such award in cash, shares, shares of a corporation or other business entity a party to the change in control, or other property which, in any such case, will be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share in the change in control, reduced by the exercise or purchase price per share, if any, under such award.

Transferability of Awards. Except as otherwise permitted in the Plan, an award agreement or by the Compensation Committee, awards under the Plan are not transferable other than by a participant’s will or the laws of descent and distribution. The transfer of an award by will or by laws of descent and distribution will not be effective to bind the Company unless the Company is furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Compensation Committee may deem necessary or appropriate to establish the validity of the transfer. No transfer of an award for value is permitted under the Plan.

Clawback. Any award granted pursuant to the Plan shall be subject to mandatory repayment by the participant to us (i) to the extent set forth in any award agreement, (ii) to the extent that such participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by us or any of our affiliates to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

The Compensation Committee has adopted a recoupment policy applicable to our executive officers. Under the policy, in the event of a material restatement of our consolidated financial statements, willful misconduct or fraud, the Compensation Committee may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so require reimbursement or payment of the portion of any annual incentive compensation, including any equity compensation, paid or awarded to the executive within the three year period prior to the date such material restatement is first publicly disclosed that would have been materially lower if determined using the restated financial results.

Term and Amendment. No new awards may be granted under the Plan after the tenth anniversary of its approval by our stockholders. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; however, no amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

Certain Federal Income Tax Consequences

The following is a brief summary of certain Federal income tax laws in effect on the date hereof with applicability to the Plan. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend on his or her particular circumstances and other factors. The Plan participants are encouraged to consult their own tax advisors with respect to any state tax consequences or particular federal tax implications of awards granted under the Plan. The Plan is not intended to be qualified under Section 401(a) of the Code.

Stock Options. A participant will not recognize income, and we will not be entitled to take a deduction, upon the grant of stock options. Upon exercising a non-qualified option, the participant generally will recognize ordinary income equal to the difference between the exercise price and fair market value of the shares acquired on the date of exercise, and we will be entitled to a deduction for the same amount. Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to non-qualified stock options. A participant generally will not recognize income, and we will not be entitled to take a deduction, upon the exercise of an incentive stock option (except that the alternative minimum tax may apply). If shares acquired upon the exercise of an incentive stock option are held for the longer of two years from the grant date of the stock options and more than one year after the date they were exercised, the difference between the sale price and the exercise price generally will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to incentive stock options if such holdings periods are met. If the participant does not satisfy these holding periods, then the participant will recognize ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise, over the exercise price, and we should be entitled to take a corresponding deduction.

SARs. A participant will not recognize income, and we will not be entitled to take a deduction, upon the grant of SARs. Upon exercising a SAR, the participant generally will recognize ordinary income in the amount by which the fair market value of the shares on the date of exercise exceeds the SAR exercise price, if any, and we will be entitled to a deduction for the same amount. Any ordinary income of the participant will be subject to tax withholding by us. Any additional gain or loss recognized upon the later disposition of the shares will be capital gain or loss, which may be long- or short-term capital gain or loss depending on the holding period. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to a SAR.

Restricted Shares. The award of restricted shares will not result in taxable income to the participant, and we will not be entitled to take a deduction, at the time of grant unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is not made, upon the lapse of the restrictions upon restricted shares, the participant will recognize ordinary income in the amount equal to the fair market value of the shares at the time the restricted shares vest (less any amount paid for the shares), and we will be entitled to a deduction for the same amount.

Prior to the lapse of the restrictions on restricted shares, any dividends received on such shares will be treated as ordinary income to the participant (and will not eligible for reduced rates of taxation applicable to qualified dividend income). If an election under Section 83(b) of the Code is made within 30 days after receipt of restricted shares, the participant will recognize ordinary income in the year that the restricted shares are awarded in an amount equal to the fair market value of the shares on the date of such award determined as if the restricted shares were not subject to restrictions, and we will be entitled to a deduction for the same amount. If the election is made, the participant will not recognize income at the time that the restrictions actually lapse. Any dividends received after the election is made generally will constitute qualified dividend income generally subject to reduced rates of taxation. If the restricted shares subject to the election are subsequently forfeited, the participant will not be entitled to a deduction or tax refund. Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to vested restricted shares.

Restricted Share Units. With respect to a grant of restricted share units, the participant will recognize ordinary income on the amount of cash (for units payable in cash) or the fair market value of the common stock (for units settled in stock) at the time such payments are made available to the participant under the terms of the restricted share unit award, and we will be entitled to a deduction for the same amount. No Section 83(b) election is permitted with respect to restricted share units. The participant also is subject to capital gains treatment on the subsequent sale of any shares acquired through the vesting of restricted share units. For this purpose, the participant’s basis in the common stock is the fair market value of the stock at the time the restricted share units are made available to the participant (unless delivery of the shares has been validly deferred). Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to restricted share units.

Performance Awards. A performance award issued in the form of shares will have similar income tax consequences as described under the subheading “Restricted Shares” above. A performance award issued in the form of units (whether settled in cash or shares) will have similar income tax consequences as described under the subheading “Restricted Share Units” above.

Substitute Payments. Substitute payments for dividends made to participants with respect to restricted shares or certain performance awards payable in our stock will be taxed as ordinary income to the participant until the shares vest. After vesting, dividend payments may be qualified dividend income subject to a current maximum federal tax rate of 20% provided that the stockholder meets certain other requirements with respect to those shares. If a participant makes a Section 83(b) election with respect to restricted shares or certain eligible performance awards, these payments may be qualified dividend income, provided that the other requirements are met. We recommend that participants consult with their tax advisors to determine whether such dividends are qualified dividend income.

Section 409A. Section 409A of the Code provides generally that nonqualified deferred compensation that does not meet certain requirements will subject the recipients of such compensation to accelerated taxation, enhanced underpayment interest and an additional twenty percent tax. In the event that it is reasonably determined by the Compensation Committee that, as a result of Section 409A of the Code, payments in respect of any award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant award agreement, as the case may be, without causing the participant holding such award to be subject to additional taxation under Section 409A of the Code, we will make such payment on the first day that would not result in the participant incurring any tax liability under Section 409A of the Code; which, if the participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of participant’s termination of employment. Notwithstanding the foregoing, each participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her, or in respect of any payment or benefit delivered in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and we will not have any obligation to indemnify or otherwise hold any participant harmless from any or all such taxes or penalties.

New Plan Benefits

Any future awards granted to eligible participants under the Plan will be subject to the discretion of the Compensation Committee and, therefore, the number of awards that will be granted under the Plan is not determinable at this time.

Common Stock Price

The last sales price of our common stock on December 31, 2018 and the Record Date, as reported on the Nasdaq Global Select Market, was $6.71 and $7.51 per share, respectively.

Award Payments

Past Award Payments. The following table sets forth information regarding the number of equity and cash based awards that were made under the Prior Plan during 2018, to (i) each of our named executive officers, (ii) all named executive officers as a group, (iii) all directors, who are not executive officers, as a group, and (iv) all employees, who are not named executive officers, as a group. There is no applicable disclosure to be made with regard to any associate of our directors, director nominees, and executive officers or any other recipient of 5% or more of the awards.

Name	Non-Equity Incentive Compensation ($)	PSUs (TSR Awards)	PSUs (ROIC Awards)	Restricted Stock	Options
Mr. Holder	—	30,549	30,549	30,549	—
Mr. Burwell(1)	—	4,081	4,081	4,081	—
Mr. Atkinson	—	3,000	3,000	3,000	—
Ms. Nixon	—	2,161	2,161	2,161	—
Mr. Veltman	—	4,149	4,149	4,149	—
All named executive officers as a group	—	43,940	43,940	43,940	—
All directors, who are not executive officers, as a group	—	—	—	24,438	—
All employees, who are not named executive officers, as a group	—	10,702	10,702	18,138	57,800

(1)

As previously announced, Mr. Burwell will be departing the Company but has agreed to remain in his current role and assist with an orderly transition while a search for a replacement is being conducted.

Future Award Grants. The granting of equity-based awards under the Plan is at the discretion of the Compensation Committee. The Compensation Committee has not yet determined any additional awards that will be granted under the Plan to the persons and groups of persons identified in the preceding table. See “Executive Compensation — Grant of Plan Based Awards” for information regarding the restricted stock and performance stock units granted in 2018 to our named executive officers. See “Compensation Discussion and Analysis — Non-Equity Incentive Compensation,” “Compensation Discussion and Analysis — Long Term Incentive Compensation” and “Executive Compensation — Summary Compensation Table” for information regarding our recent practices with respect to awards under the Prior Plan.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL V: ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At the 2017 annual meeting of stockholders, our stockholders expressed their strong preference for an annual advisory (non-binding) vote to approve executive compensation. Accordingly, the Board determined that, every year until the next vote on the frequency of such advisory vote, we will hold a vote to approve the executive compensation of our named executive officers on an advisory basis. As such, the Board is asking stockholders to vote on an advisory resolution to approve our executive compensation as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our goal is to structure our compensation arrangements for executive officers in a manner that will promote our profitability and enhance long-term stockholder value. In designing our compensation arrangements to achieve this goal, we are guided by the following objectives:

•	attracting and retaining qualified and dedicated executives who are essential to our long-term success;

•	providing compensation packages that are competitive with the compensation arrangements offered by comparable companies;

•	tying a significant portion of an executive officer’s compensation to attainment of specific financial performance goals and the individual’s performance; and

•

directly aligning the interests of management with the interests of the stockholders through stock-based compensation arrangements, including performance share units that vest in three years only if certain performance measures are attained over the period.

Stockholders are urged to read the “Compensation Discussion and Analysis” beginning on page 26 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 37 through 42, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures discussed in the “Compensation Discussion and Analysis” are effective in achieving our goals, and that the compensation of our named executive officers reported in this Proxy Statement has contributed to our recent and long-term success.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of NN, Inc. (the “Company”) approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2019 Annual Meeting of Stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is comprised of a mix of short-term and long-term performance based programs and emphasizes long-term equity awards, which are tied closely to stockholder returns. We believe that our executive compensation program encourages and motivates our executive officers to achieve sustainable, long-term operating financial performance and aligns with the creation of long-term stockholder value.

Our compensation philosophy is best described as pay-for-performance which rewards both financial and operational successes as well as actions that drive stockholder value creation. The following are the objectives of our compensation program:

•	attracting and retaining qualified and dedicated executives who are essential to our long-term success;

•	providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including our competitors;

•	tying a significant portion of an executive officer’s compensation to the Company’s and the individual’s performance; and

•	aligning the interests of management with the interests of our stockholders through stock-based compensation arrangements.

In 2018, our named executive officers received a compensation package that consisted of an annual base salary, annual incentive award opportunities and long-term equity incentive award opportunities. The components of our compensation that are tied to performance align the interests of our named executive officers and other participants with the interests of our stockholders. Our compensation programs are structured to motivate and reward our executives to increase stockholder value and provide balanced incentives for achieving our objectives without incentivizing executives to take excessive risks.

We believe our executive compensation program incorporates market best practices, creates long-term stockholder value and increases management accountability via:

•

Performance stock units, or PSUs, that vest based on our total shareholder return (TSR) ranking relative to the S&P SmallCap 600 Index over a three-year performance period and require a median TSR ranking for target payout;

•	PSUs that vest based on our return on invested capital (ROIC) over a three-year performance period; and

•

Performance metrics intended to hold our executive officers accountable for the Company’s financial performance. In 2018, the short-term incentive performance metrics established by the Compensation Committee related to net sales, adjusted earnings per share and free cash flow generation.

2018 Pay for Performance Summary

At the start of 2018, and in light of outstanding Company financial performance in 2017 and a record high market capitalization in excess of $760 million, the Compensation Committee focused on retaining the high performing, in-demand senior management team, as well as attracting additional talent to the organization. Relatedly, the Board determined to relocate the corporate headquarters from Johnson City, Tennessee to Charlotte, North Carolina to enhance our executive recruitment opportunities and strengthen our customer, stockholder and supplier relationships. Our Chief Executive Officer and certain of the named executive officers received meaningful pay increases, which reflected new roles, increased responsibilities and further alignment with market pay practices. In order to minimize the financial hardships related to our corporate relocation, including moving to North Carolina which has a substantially higher state income tax, our Chief Executive Officer and the impacted named executive officers were provided additional, one-time compensation. This one-time compensation included a make whole payment related to the difference in real estate values in Charlotte and Johnson City, reimbursement for real estate closing and related costs, tax assistance, reimbursement of certain moving expenses and a general moving expense allowance. This one-time compensation did not include any home loss buyouts.

2018 proved to be a challenging year for the Company, and our ultimate financial performance failed to meet expectations. As more fully described below, the performance metrics established for our executive incentive bonus program and for our 2016 TSR and ROIC performance stock units were not met resulting in no payout to our Chief Executive Officer or to any of the named executive officers. In addition, for 2018, the Compensation Committee did not award any discretionary bonuses to the Chief Executive Officer or to any our named executive officers and determined not to increase the Chief

Executive Officer’s salary for 2019. Furthermore, and as a result of engagement with our stockholders regarding our long term incentive compensation program, the Compensation Committee modified the calculation of return on invested capital with respect to ROIC performance stock units granted in 2019 to include a capital charge for the goodwill acquired in acquisitions. We believe our executive compensation programs are acting as intended, that is to properly incentivize and compensate our executive officers when our financial objectives are met and to hold our executive officers accountable when they are not.

Executive Compensation Policies and Practices

The following highlights practices that the Company embraces in support of our pay-for-performance philosophy:

What We Do

•	Align executive pay with Company performance;

•	Establish performance metrics that correlate to stockholder value creation;

•	Mitigate undue risk in compensation programs;

•	Include meaningful vesting periods on equity awards;

•	Set maximum payout limits on all variable, performance-based compensation programs;

•	Utilize an independent compensation consultant;

•	Provide reasonable post-employment/change in control provisions in employment/separation agreements;

•	Maintain executive stock ownership guidelines; and

•	Maintain an incentive compensation recoupment (clawback) policy applicable to all equity awards granted under our compensation plans.

What We Don’t Do

•	Reprice underwater stock options;

•	Exchange underwater stock options for cash;

•	Grant multi-year guaranteed bonuses; or

•	Permit hedging, pledging or short-sale transactions by our executive officers and directors.

Named Executive Officers

In this section we discuss and analyze the compensation provided to each of our “named executive officers” for 2018, who were:

Name	Title
Richard D. Holder	Director, President and Chief Executive Officer
Thomas C. Burwell, Jr. (1)	Senior Vice President and Chief Financial Officer
J. Robbie Atkinson	Executive Vice President — Life Sciences
D. Gail Nixon	Senior Vice President and Chief Human Resources Officer
Warren Veltman	Executive Vice President — Mobile Solutions

(1)

As previously announced, Mr. Burwell will be departing the Company but has agreed to remain in his current role and assist with an orderly transition while a search for a replacement is being conducted.

Compensation Committee

The Compensation Committee consists of four independent non-employee directors and is supported by our human resources department. As discussed below, the Compensation Committee may also retain one or more independent compensation consultants to assist it. The Compensation Committee handles a variety of compensation and organizational matters relating to our executives, including the following:

•	reviews, approves and administers all of our executive compensation programs;

•	establishes the performance objectives under our executive incentive compensation and long-term equity compensation programs;

•	determines the attainment of those performance objectives and the awards to be made under our compensation programs;

•	evaluates the performance of our chief executive officer and our other named executive officers;

•	reviews succession planning for our executives, including the position of the chief executive officer; and

•	reviews proposed organization or responsibility changes at the senior executive level.

The Compensation Committee uses its informed judgment to determine the appropriate type and mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The Compensation Committee has the authority to engage its own external compensation consultant as needed and has engaged Willis Towers Watson as its independent consultant since 2015. We conducted a conflict of interest assessment prior to the Compensation Committee engaging Willis Towers Watson (and on an annual basis thereafter), which verified, in the Compensation Committee’s judgment, Willis Towers Watson’s independence and that no conflicts of interest existed.

In fiscal 2018, Willis Towers Watson provided services to us in the areas of executive compensation, benefits and corporate risk and broking consulting services. During fiscal 2018, we paid Willis Towers Watson the following amounts for such services:

Executive Compensation Consulting Fees. Fees for executive compensation consulting services totaled approximately $125,000, including fees associated with services provided to management and the Compensation Committee.

Other Consulting Fees. Fees for other consulting services totaled approximately $955,000 related to the NN, Inc. Health and Welfare Benefit Plan and Voluntary benefit offerings and Global Property, Casualty and Management Liability Insurance programs.

The Compensation Committee engaged Willis Towers Watson to perform a competitive review of the Company’s executive pay programs in comparison to competitive market practices. Willis Towers Watson also advised on selecting a peer group of companies for executive compensation benchmarking, provided comparative data for the annual executive compensation review and assisted with other compensation matters as requested. Representatives from Willis Towers Watson also attend Compensation Committee meetings on request.

The Company’s Human Resources Department also provides compensation data, research and analysis that the Compensation Committee may request, and our Chief Human Resources Officer, along with our CEO and our General Counsel, regularly attend Compensation Committee meetings. However, the Compensation Committee meets in executive session without management present to discuss CEO performance and compensation, as well as any other matters deemed appropriate by the Compensation Committee.

The CEO recommends to the Compensation Committee compensation levels for the other executive officers, including salary increases, annual incentive targets and equity award values, based on his assessment of each executive’s performance and level of responsibility.

Peer Group Compensation Analysis

The Compensation Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs and is fair and efficient. As a result, the Compensation Committee has worked with Willis Towers Watson to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements.

Our peer group consists of the companies set forth below:

Actuant Corporation	Crane Co.	Kaman Corporation
Albany International Corp.	EnPro Industries, Inc.	Lydall, Inc.
Altra Industrial Motion Corp.	ESCO Technologies, Inc.	RBC Bearings Inc.
Barnes Group, Inc.	HEICO Corporation	SPX Corporation
CIRCOR International, Inc.	John Bean Technologies Corporation	TriMas Corporation

The Compensation Committee selected companies for inclusion in this peer group based on (i) the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and (ii) selected financial measures such as comparability of revenues.

2018 Achievements and Value Creation

Reorganized Business Groups to Focus on Key End Markets

We implemented a new enterprise and management structure designed to accelerate growth in our key end markets. We reorganized our business groups into Life Sciences (medical), Power Solutions (aerospace and defense and electrical) and Mobile Solutions (general industrial and automotive).

We believe our new business groups will allow us to further balance our portfolio and enhance alignment of our strategic assets and businesses.

Significant Life Sciences Acquisitions

We made two important life sciences acquisitions that have provided significant growth in our medical end market.

We acquired Bridgemedica, LLC, a medical device company that provides concept through commercialization solutions through design, development engineering and manufacturing. We also acquired Paragon Medical, Inc., a medical device company focused on the orthopedic, case and tray, implant and instrumentation markets.

In 2018, our revenue in life sciences grew by 152%, or approximately $150 million dollars.

Continued Investment to Accelerate Growth in Aerospace and Defense markets

We acquired a business and began the buildout of a 78,000 square foot facility located in Southern California to better service the numerous aerospace and defense customers in that region.

We designed a brand new 100,000 square foot manufacturing facility in Taunton Massachusetts. We expect both facilities to be in full production by the second half of 2019.

Improved Capital Structure & Enhanced Liquidity

We raised $217 million through the sale of equity and repaid in full our Second Lien credit facility that was accruing interest at 10.3% annually.

We enhanced our access to capital by increasing the amount available under our revolving credit agreement by $25 million.

Efficient Capital Spending	We continued to deploy our capital in 2018 to make efficient, growth-oriented investments in our businesses.

Corporate Headquarters Relocation	We relocated our corporate headquarters to Charlotte, North Carolina to facilitate customer, supplier and investor visits, as well as enhance our executive recruitment opportunities.

What We Pay and Why: Elements of Compensation

We have three elements of total direct compensation: base salary, annual incentive compensation and long-term equity incentive compensation.

Base Salary. We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. The salary levels for our executive officers and other direct reports of the Chief Executive Officer are reviewed and determined annually by the Compensation Committee. Salaries are established and adjusted based upon three factors: individual performance, our financial performance and peer group and market data established by compensation studies. Based on compensation studies prepared by Willis Towers Watson, the Compensation Committee approved increases to the base salaries for our named executive officers. In light of outstanding Company financial performance in 2017 and a record high market capitalization in excess of $760 million, the Compensation Committee focused on retaining the high performing, in-demand senior management team. Base salary increases were implemented for retention purposes, to bring base salaries for certain of the named executive officers in line with market and to offset the cost of living impact of relocating our corporate headquarters to Charlotte, North Carolina.

The following table indicates the base salaries for 2017 and 2018, and the percentage increase from the prior year for our named executive officers:

Name	2017 Base Salary	2018 Base Salary(1)	Percent Increase
Mr. Holder	$720,000	$972,000	35%
Mr. Burwell(2)	$292,000	$382,880	32%
Mr. Atkinson	$200,000	$280,000	40%
Ms. Nixon	$237,800	$268,710	13%
Mr. Veltman	$345,700	$359,530	4%

(1)

Includes cost of living adjustments for Messrs. Holder, Burwell and Atkinson and Ms. Nixon made in connection with the relocation of our corporate headquarters to Charlotte, North Carolina of $72,000, $29,200, $20,000 and $23,780, respectively.

(2)

As previously announced, Mr. Burwell will be departing the Company but has agreed to remain in his current role and assist with an orderly transition while a search for a replacement is being conducted.

Executive Incentive Compensation (EIC). We pay annual incentives to drive the achievement of key business results and to recognize individuals based on their contributions to those results. The Compensation Committee believes that this feature of compensation motivates executive officers to strive to attain our annual goals. Each fiscal year, the Compensation Committee establishes objectives for the upcoming fiscal year which are tied to our success in achieving our strategic plan. These objectives are within the following categories:

•	Financial Goals: Achieve our annual business plan;

•	Operational Excellence: Improve workplace safety; maintain and improve product quality; improve on-time delivery of products; and

•

Functional Excellence: Attract and develop talent; remediate previously identified material weaknesses in internal controls; reduce net debt leverage; successfully source, execute and integrate acquisitions.

In 2018, the Compensation Committee established that Messrs. Holder and Burwell and Ms. Nixon’s performance would be measured against attainment of the Company Financial Goals (Company adjusted earnings per share, free cash flow generation and net sales). The performance of Mr. Atkinson would be measured against attainment of the Life Sciences (LS) Group Financial Goals (LS group adjusted earnings per share, LS group free cash flow generation and LS group net sales), and the performance of Mr. Veltman would be measured against attainment of the Mobile Solutions (MS) Group Financial Goals (MS group adjusted earnings per share, MS group free cash flow generation and MS net sales). For all of our named executive officers, attainment of their respective Financial Goals was weighted at 75%, and attainment of operational and functional goals were weighted at 25%, in the aggregate. The operational and functional goals related to attaining excellence with respect to safety, product quality and delivery improvements, remediation of previously identified material weaknesses in internal controls, reduction of net debt leverage, improvements to the NN Operating System, deployment of a manufacturing enterprise software platform within the business groups, successfully integrating acquisitions exceeding new sales targets and successful execution of the Company’s acquisition and divestiture strategy.

We provide our executive officers with targeted executive incentive compensation of 45% to 100% of base salary, as shown in the table below. In 2018, the Compensation Committee established the following targeted award levels for our named executive officers.

Name	Target Award Opportunity as a % of Base Salary
Mr. Holder	100%
Mr. Burwell	50%
Mr. Atkinson	50%
Ms. Nixon	45%
Mr. Veltman	50%

With respect to the approach used by the Compensation Committee to establish the threshold, target and maximum performance goals, the Committee considered multiple factors that included, but were not limited to, historical performance, budget performance for fiscal 2018 and targeted levels of performance improvement over multiple years. Performance metrics are established at a level that focuses on key business success factors that drive performance and challenge management to achieve higher operational performance. Target performance is considered difficult, yet attainable, to achieve at the time when the goals are set.

In addition, the Compensation Committee established a performance gate for 2018 of Company adjusted earnings per share of $1.24. If the Company did not achieve at least $1.24 adjusted earnings per share for 2018, no payout under this program would be made. For 2018, the specific Company and business group financial goals, weighting of the goals and actual achievement by the Company, the Life Sciences and the Mobile Solutions groups in relation to the performance levels previously set by the Compensation Committee is reflected in the following tables:

		Company Performance Levels
Weight by Goal	Company Financial Goals	Threshold	Target	Maximum	Actual Results
	Payout Level	50%	100%	150%
40%	NN, Inc. Adjusted EPS(1)(2)	$1.24	$1.55	$1.86	$1.17
40%	NN, Inc. Free Cash Flow(3)(4)	$34.30	$43.00	$51.60	$22.40
20%	NN, Inc. Net Sales(4)	$637	$796	$955	$771

		LS Group Performance Levels
Weight by Goal	Life Sciences Group Financial Goals	Threshold	Target	Maximum	Actual Results
	Payout Level	50%	100%	150%
40%	Group Adjusted EPS(1)(2)	$0.67	$0.84	$1.01	$1.35
40%	NN, Inc. Free Cash Flow(3)(4)	$26.40	$33.00	$39.60	$46.30
20%	Group Net Sales(4)	$190	$238	$286	$248

		MS Group Performance Levels
Weight by Goal	Mobile Solutions Group Financial Goals	Threshold	Target	Maximum	Actual Results
	Payout Level	50%	100%	150%
40%	Group Adjusted EPS(1)(2)	$1.02	$1.27	$1.52	$0.94
40%	NN, Inc. Free Cash Flow(3)(4)	$19.20	$24.00	$28.80	$4.71
20%	Group Net Sales(4)	$285	$357	$428	$335

(1)	If the Company does not attain the threshold performance for Adjusted Earnings per Share, no payout under the program is made.
(2)

Adjusted earnings per share represents GAAP net income, adjusted to exclude the tax-affected effects of restructuring and impairment charges (related to plant closures and other charges incurred to implement our strategic goals, that do not necessarily represent a major strategic shift in operations), charges related to acquisition and integration costs, amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, and foreign exchange gain (loss) on inter-company loans. We believe this performance measure provides meaningful supplemental information regarding our core operational performance.

(3)

Free Cash Flow represents GAAP net income, adjusted to include income taxes, interest expense, depreciation and amortization, acquisition and integration expenses, non-stock compensation, foreign exchange gain (loss) on intercompany loans, and working capital, and further adjusted to exclude capital expenditures, interest expense, dividends, and income tax expense. We believe this performance measure provides meaningful supplemental information regarding our core operational performance.

(4)	Amounts reported in millions of U.S. dollars.

In March 2019, the Compensation Committee met to consider the payment of executive incentive compensation. Because the Company’s adjusted earnings per share was below the threshold amount, no payout under this program was made.

Long-Term Incentive Compensation. We provide performance-based long-term incentive compensation to certain employees, including our named executive officers, to directly tie the interests of these individuals to the interests of our stockholders. We believe that long-term equity compensation is an important retention tool. We also encourage stock ownership which we regard as important for commitment, engagement and motivation. In March 2015, our Board established stock ownership guidelines of five times annual base salary for our Chief Executive Officer, three times annual base salary for our other executive officers and three times the annual cash retainer for directors, which acts to further align the interests of our directors and executive officers with those of our stockholders.

In 2015, we significantly enhanced our executive compensation program by including in our long-term incentive compensation program performance stock units, or PSUs, that vest based on our total shareholder return, or the TSR Awards, relative to the S&P SmallCap 600 Index, and on our return on invested capital, or the ROIC Awards, over a three-year performance period (Performance Period). In addition, our named executive officers receive long-term incentive compensation in the form of shares of restricted stock. Such long-term incentive compensation is equally allocated among TSR Awards, ROIC Awards and restricted stock awards. Our long-term incentive compensation is designed to directly align the interests of executives to the interests of our stockholders and to create long-term stockholder value.

The Compensation Committee chose the S&P SmallCap 600 Index as a relative TSR comparison group because it is a broad and stable index group that is comprised of companies with similar market capitalizations as ours. TSR is calculated by taking a total of share price appreciation plus dividends over the three-year period compared to our share price at the beginning of the period. The performance metrics and corresponding payouts for TSR Awards are based on our ranking within the S&P SmallCap 600 for all performance cycles that are currently outstanding, and are as follows:

Performance	Payout
Threshold - At 35th percentile	50% of target
Target - At 50th percentile	100% of target
Maximum - At 75th percentile	150% of target

If performance is below the 35th percentile, no award will be earned or paid as it relates to that measure.

The performance metrics and corresponding payouts for ROIC Awards granted in 2018 are based on our achieving a specified average return on invested capital during the Performance Period as follows:

Performance	Payout
Threshold –15.5%	35% of target
Target – 18.0%	100% of target
Maximum – 20.5%	150% of target

If we do not achieve at least an 15.5% return on invested capital during the Performance Period, no award will be earned or paid.

If the PSUs do not vest at the end of the Performance Period, such PSUs will expire automatically. Upon vesting, the PSUs will be settled by the issuance of shares of common stock, subject to the executive’s continued employment through the vesting date. The actual number of shares of common stock that will be issued to each award recipient at the end of the Performance Period will be interpolated between a threshold and maximum payout amount based on actual performance results. No dividends will be paid on outstanding PSUs during the Performance Period; however, dividend equivalents will be paid based on the number of shares of common stock that are ultimately earned at the end of the Performance Period.

The Restricted Stock will vest ratably over three years in accordance with historical compensation practice, subject to continued employment. Dividends will be paid on outstanding Restricted Stock during the vesting period.

For 2018, the Compensation Committee established a long-term incentive compensation target opportunity for each executive that ranged between 250% and 65% of the respective named executive officer’s base salary and was intended to approximate the market values of long-term equity awards granted within our peer group. Each named executive officer’s long-term incentive opportunity award in 2018 is shown in the following table:

Name	Grant Date Fair Value of TSR Awards	Grant Date Fair Value of ROIC Awards	Grant Date Fair Value of Restricted Stock	Grant Date Fair Value of Long- Term Incentive Compensation
Mr. Holder	$753,033	$749,978	$749,978	$2,252,989
Mr. Burwell	$100,597	$100,189	$100,189	$300,975
Mr. Atkinson	$73,950	$73,650	$73,650	$221,250
Ms. Nixon	$53,269	$53,053	$53,053	$159,375
Mr. Veltman	$102,273	$101,858	$101,858	$305,989

TSR and ROIC Metrics and Actual Performance Attainment – 2016-2018 Performance Period. In 2016, the Compensation Committee established the following TSR and ROIC performance thresholds to be measured over the 2016-2018 performance period:

TSR Performance	Payout
Threshold - At 35th percentile	50% of target
Target - At 50th percentile	100% of target
Maximum - At 75th percentile	150% of target

ROIC Performance	Payout
Threshold – 15.5%	35% of target
Target – 18.0%	100% of target
Maximum – 20.5%	150% of target

In March 2019, we certified to the Compensation Committee that during the 2016-2018 performance period Relative TSR was -57.6% (6th percentile) and ROIC was 13.0%, both of which were below the threshold requirements. As a result of the Relative TSR and ROIC results, no performance shares were awarded to our named executive officers under the 2016 Long-Term Incentive Compensation Plan.

Benefits. In addition to the three elements of total direct compensation (base salary, annual incentive compensation and long-term equity incentive compensation), we provide certain other benefits to our named executive officers, including a car allowance for the Chief Executive Officer, country club dues (which were discontinued in the Fall of 2018), limited personal use of the Company aircraft by the Chief Executive Officer, Company-matched contributions under a 401(k) savings plan, premium payments relating to supplemental disability insurance, health savings accounts, group term life insurance, employee travel allowance, relocation costs and moving expenses. Most of these benefits are limited in financial significance, but we view these as necessary from a recruitment and retention perspective. In 2018, we relocated our corporate headquarters to Charlotte, North Carolina and compensated certain of our named executive officers impacted by the relocation. These relocation benefits are one-time in nature and should not be considered part of our annual compensation philosophy. These benefits included a make whole payment related to the difference in real estate values in Charlotte and Johnson City, Tennessee (the former location of our corporate headquarters), reimbursement for real estate closing and related costs, tax assistance, reimbursement of certain moving expenses and a general moving expense allowance equal to one month of salary. Accordingly, Messrs. Holder, Burwell and Atkinson and Ms. Nixon received relocation benefits in the amounts of $797,120, $590,586, $490,439 and $330,531, respectively.

Say on Pay Analysis

At our 2018 Annual Meeting, we held an annual advisory vote on executive compensation, and over 97% of our stockholders voted in favor of our named executive officer compensation for 2017. We considered these results to be an endorsement by our stockholders of our compensation program and practices.

At this year’s Annual Meeting, we will again hold an annual advisory vote to approve our named executive officer compensation. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on named executive officer compensation, as well as feedback from stockholders throughout the course of such year, when evaluating our compensation program.

Furthermore, based on the results of the advisory vote held at our 2017 Annual Meeting on the frequency of advisory votes on executive compensation, we intend to continue our practice to hold an advisory vote to approve our named executive officer compensation annually and will continue to consider the results from future advisory votes on the frequency of advisory votes on executive compensation, as well as feedback from stockholders, when evaluating our compensation program.

Risk Considerations

We structure our executive compensation arrangements in order to encourage executives to take appropriate risks designed to enhance our performance and increase stockholder value. We believe that providing a balanced mix of stock- and cash-based compensation arrangements tied to both corporate and individual performance goals provides an appropriate balance of incentives for executives and helps to avoid the taking of inappropriate or excessive risks. The Compensation Committee has assessed our compensation objectives, philosophy, policies, procedures and forms of compensation, and has concluded that our compensation program and principles do not create risks that are likely to have a material adverse effect.

With respect to specific elements of compensation:

•	Base salary does not encourage risk-taking as it is a fixed amount and but one component of a balanced, multi-component approach to compensation and rewards.

•

Our executive incentive compensation for executive officers is designed to reward achievement of performance metrics, which we believe will create stockholder value. Through a combination of plan design and management procedures, undue risk-taking is mitigated. Our executive incentive compensation is also structured to be self-funding in that portions of the incentive that are based on performance measurements must be obtained after the expense of the incentive is considered.

•

Awards under our long term incentive plans are determined by the Compensation Committee and subject to vesting requirements. We have stock ownership guidelines to ensure that a meaningful portion of an executive officer’s net worth is in our common stock and therefore tied to long-term sustainable performance. We believe this negates any motivation to take inappropriate risks associated with business performance.

Compensation of our Executive Officers

We believe that our and our stockholders’ interests are best served by developing and maintaining compensation policies and practices that attract and retain qualified and dedicated executives who are essential to our long-term success; are competitive with the compensation arrangements offered by comparable companies including our competitors; tie a significant portion of an executive officer’s compensation to our and the individual’s performance; and directly align the interests of management with the interests of our stockholders through stock-based compensation arrangements.

Compensation of the Chief Executive Officer

Our decisions regarding compensation of our Chief Executive Officer, or our CEO, are guided by the same policies and considerations that govern compensation of our other executive officers. The Compensation Committee reviews and evaluates the CEO’s individual performance annually on the basis of his actual performance in comparison to written financial and strategic objectives established at the beginning of the year by the Compensation Committee. The Compensation Committee also evaluates the CEO based upon our financial performance as compared to our annual business plan and compares the CEO’s compensation to the peer companies. Additionally, on an annual basis, the CEO prepares a written succession plan that is reviewed by the Compensation Committee. This plan includes a plan of succession for the CEO and our other executive officers.

Legacy Tax Provisions. In 2013, we entered into an employment agreement with Mr. Holder based on the same form of employment agreement that we had with each of our named executive officers at that time, which included an excise tax reimbursement provision, or tax gross up, related to termination following a change-in-control. The tax gross up provisions included in the form employment agreement were legacy provisions and were included in these executives’ original agreements executed in 2006. Based on our analysis of the structure and formulas contained in the employment agreements, and with assistance from our compensation consultant and outside counsel, we have determined that the tax gross up provisions in these agreements are not capable of being triggered, and as such, the provision has no practical effect. Going forward, we do not plan to include these provisions in future in employment agreements.

Stock Ownership Policies

Stock Ownership Requirements. To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in us within five years of the effective date of this policy, March 19, 2020, or within five years of their appointment to an executive position. Our CEO is required to own shares with a market value of at least five times his annual base salary. The requirement for the Section 16 officers is three times their annual base salary and for non-employee directors, three times their annual retainer. Under the policy, beneficial ownership includes: shares owned directly by the individual; shares owned jointly with or separately by the individual’s spouse; shares held in trust for the benefit of the individual, the individual’s spouse and/or children; and restricted stock units (vested and unvested).

Pledging Policy. In addition, our insider trading policy prohibits any director or officer (including the named executive officers) from pledging any of our securities as collateral for a loan without first obtaining approval from our Chief Executive Officer and our General Counsel.

Hedging Policy. Our insider trading policy prohibits our directors and officers (including the named executive officers) from engaging in any transactions involving a derivative of our securities, including hedging transactions.

Incentive Compensation Recoupment (Claw-Back) Policy

To further discourage inappropriate or excessive risk-taking, the Compensation Committee has adopted a recoupment policy applicable to our executive officers. Under the policy, in the event of a material restatement of our consolidated financial statements, willful misconduct or fraud, the Compensation Committee may, to the extent permitted by law and to the extent it determines that it is in our best interests to do so, in addition to all other remedies available to us require reimbursement or payment of the portion of any annual incentive compensation, including any equity compensation, paid or awarded to the executive within the three year period prior to the date such material restatement is first publicly disclosed that would have been materially lower if determined using the restated financial results.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the section in this Proxy Statement entitled “Compensation Discussion and Analysis” with management, and, based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Steven T. Warshaw, Chairman

Robert E. Brunner

William Dries

David K. Floyd

*The material in the foregoing Compensation Committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth for the year ended December 31, 2018 information concerning the compensation paid for services rendered in all capacities by the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Richard D. Holder	2018	941,539	—	2,252,989	—	—	—	856,434	4,050,962
President and Chief	2017	717,115	—	1,848,453	—	761,483	—	31,177	3,358,210
Executive Officer	2016	634,616	118,680	1,225,551	—	345,720	—	27,591	2,352,158
Thomas C. Burwell(1)	2018	370,526	—	300,975	—	—	—	608,172	1,279,673
Senior Vice President –	2017	292,000	—	254,833	254,237	139,351	—	14,752	955,173
Chief Financial Officer	2016	243,151	—	133,854	—	100,104	—	11,805	488,914
J. Robbie Atkinson	2018	271,539	—	221,250	—	—	—	505,813	998,602
Executive Vice President –
Life Sciences
D. Gail Nixon	2018	258,649	—	159,375	—	—	—	344,884	762,908
Senior Vice President –
Chief Human Resources Officer
Warren A. Veltman	2018	359,264	—	305,989	—	—	—	14,883	680,136
Executive Vice President –	2017	344,748	—	301,716	—	192,891	—	8,326	847,681
Mobile Solutions	2016	326,014	—	279,753	—	148,140	—	9,063	762,969

(1)

As previously announced, Mr. Burwell will be departing the Company but has agreed to remain in his current role and assist with an orderly transition while a search for a replacement is being conducted.

(2)

Amounts in the Stock Awards column represent the grant date fair values of shares of restricted stock, TSR Awards and ROIC Awards granted. The grant date fair values were computed in accordance with FASB ASC Topic 718. The grant date fair value of restricted stock was based on the closing price of our stock on the date of grant. The grant date fair value of TSR Awards was determined using a Monte Carlo simulation model. The grant date fair value of ROIC Awards was based on the closing price of our stock on the date of grant. The grant date fair values of PSUs in the table above assumes target performance, but the actual number of performance shares distributed at the end of the performance period is dependent upon the achievement of stated performance goals. The following tables reflect the grant date fair value of the PSUs at target, as well as the maximum grant date fair value if the highest level of performance is achieved. Additional information regarding the TSR Awards and ROIC Awards is set forth under Note 17 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 18, 2019.

Grant Date Fair Value of TSR Awards
Name	Target Value ($)	Maximum Value ($)
Mr. Holder	753,033	1,129,550
Mr. Burwell	100,597	150,896
Mr. Atkinson	73,950	110,925
Ms. Nixon	53,269	79,904
Mr. Veltman	102,273	153,410

Grant Date Fair Value of ROIC Awards
Name	Target Value ($)	Maximum Value ($)
Mr. Holder	749,978	1,124,967
Mr. Burwell	100,189	150,284
Mr. Atkinson	73,650	110,475
Ms. Nixon	53,053	79,580
Mr. Veltman	101,858	152,787

(3)

Amounts represent the grant date fair value, as computed in accordance with the FASB ASC Topic 718. Options granted to officers and other key employees vest over a period of three years beginning on the first anniversary of the date of grant and are exercisable at the closing market price of the date of grant. The assumptions used to calculate the value of these option awards are set forth under Note 17 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 18, 2019.

(4)	Generally, non-equity incentive plan compensation is earned in one fiscal year and paid in the first quarter of the next year. No non-equity incentive plan compensation was earned during 2018.
(5)	Reflects all other compensation, as summarized in the following table for 2018:

Name	Automobile Allowance ($)	Personal Use of Company Aircraft(1) ($)	Country Club Dues(2) ($)	Supplemental Disability Insurance ($)	401(k) Company Match ($)	Health Savings Account ($)	Excess Group Term Life Insurance Premiums ($)	Travel Allowance(3) ($)	Relocation Expenses(4) ($)	Total ($)
Mr. Holder	14,400	25,552	7,884	3,578	5,500	—	2,400	—	797,120	856,434
Mr. Burwell	—	—	7,884	3,365	5,500	—	837	—	590,586	608,172
Mr. Atkinson	—	—	7,884	1,751	5,338	—	401	—	490,439	505,813
Ms. Nixon	—	—	7,884	2,730	3,106	—	632	—	330,531	344,884
Mr. Veltman	—	—	—	3,916	4,817	750	2,400	3,000	—	14,883

(1)

Pursuant to the Company’s policy, the Chief Executive Officer is entitled to personal use of the Company aircraft of up to $100,000 per year in expenses. The amount in this column was determined by calculating the incremental cost, including fuel, pilot and other variable costs. No other executive officer is entitled to personal use of the Company aircraft.

(2)	The Company discontinued this benefit in the fall of 2018.
(3)	Mr. Veltman was paid a travel award for electing to fly coach on several overseas trips rather than business class as permitted by Company policy.
(4)

In 2018, the Company relocated its corporate headquarters to Charlotte, North Carolina and compensated certain of its named executive officers impacted by the relocation. Amounts in this Relocation Expenses column include a make whole payment related to the difference in real estate values in Charlotte, North Carolina and Johnson City, Tennessee (the former location of the Company’s corporate headquarters), reimbursement for real estate closing and related costs, tax assistance, reimbursement of certain moving expenses and a general moving expense allowance equal to one month of salary. These Relocation Expenses did not include any home loss buyouts.

The following table sets forth information with respect to plan-based awards granted during 2018 to the named executive officers.

Grants of Plan-Based Awards For 2018

			Estimated Future payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value Of Stock and Option Awards ($)(5)
Name	Type	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thresh- old ($)	Target ($)	Maxi- mum ($)
Mr. Holder
	Restricted Stock	3/14/2018	—	—	—	—	—	—	30,549	—	—	749,978
	TSR Award	3/14/2018	—	—	—	376,517	753,033	1,129,549	—	—	—	753,033
	ROIC Award	3/14/2018	—	—	—	262,492	749,978	1,124,967	—			749,978
	Non-Equity Incentive Plan Award		486,000	972,000	1,458,000	—	—	—	—	—	—	—
Mr. Burwell
	Restricted Stock	3/14/2018	—	—	—	—	—	—	4,081	—	—	100,189
	TSR Award	3/14/2018	—	—	—	50,299	100,597	150,896	—	—	—	100,597
	ROIC Award	3/14/2018	—	—	—	35,066	100,189	150,284	—			100,189
	Non-Equity Incentive Plan Award		95,720	191,440	287,160	—	—	—	—	—	—	—
Mr. Atkinson
	Restricted Stock	3/14/2018	—	—	—	—	—	—	3,000	—	—	73,650
	TSR Award	3/14/2018	—	—	—	36,975	73,950	110,925	—	—	—	73,950
	ROIC Award	3/14/2018	—	—	—	25,778	73,650	110,475	—			73,650
	Non-Equity Incentive Plan Award		70,000	140,000	210,000	—	—	—	—	—	—	—
Ms. Nixon
	Restricted Stock	3/14/2018	—	—	—	—	—	—	2,161	—	—	53,053
	TSR Award	3/14/2018	—	—	—	26,635	53,269	79,904	—	—	—	53,269
	ROIC Award	3/14/2018	—	—	—	18,569	53,053	79,580	—			53,053
	Non-Equity Incentive Plan Award		60,460	120,920	181,379	—	—	—	—	—	—	—
Mr. Veltman
	Restricted Stock	3/14/2018	—	—	—	—	—	—	4,149	—	—	101,858
	TSR Award	3/14/2018	—	—	—	51,137	102,273	153,410	—	—	—	102,273
	ROIC Award	3/14/2018	—	—	—	35,650	101,858	152,787	—			101,858
	Non-Equity Incentive Plan Award		89,883	179,765	269,648	—	—	—	—	—	—	—

(1)

Estimated Future Payouts Under Non-Equity Incentive Plans represent the threshold, target, and maximum amounts that could be earned under our Non-Equity Incentive Compensation program at targets established for each level. Until the threshold performance is obtained, no incentive is earned. If the maximum performance had been achieved, the named executive officers would have received one and one-half times their target bonus amount. See “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Non-Equity Incentive Compensation” for more information regarding our bonuses.

(2)

Amounts represent the grant date fair value, as computed in accordance with FASB ASC Topic 718. The grant date fair value of TSR Awards was determined using a Monte Carlo simulation model. The grant date fair value of ROIC Awards was based on the closing price of our stock on the date of grant. The PSUs vest over a three-year performance period. Additional information regarding the PSUs are set forth under Note 17 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 18, 2019. See also “Compensation Discussion & Analysis — What We Pay and Why: Elements of Compensation — Long-Term Incentive Compensation” for additional information regarding our PSUs, including information regarding performance criteria.

(3)

Options granted to officers and other key employees vest over a period of three years beginning on the first anniversary of the date of grant and are exercisable at the closing market price of the date of grant. The assumptions used to calculate the value of these option awards are set forth under Note 17 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 18, 2019.

(4)

Amounts represent the grant date fair value, as computed in accordance with ASC Topic 718. Shares of restricted stock vest over a period of three years beginning on the first anniversary of the date of grant.

(5)

The grant date fair values of PSUs in the table above assumes target performance, but the actual number of performance shares distributed at the end of the performance period is dependent upon the achievement of stated performance goals.

The following table sets forth information with respect to outstanding equity awards as of December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End 2018

		Option Awards					Stock Awards
Name	Grant/Award Type	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Holder	FY 2013 Option	100,000	—	—	9.40	6/3/2023	—	—	—	—
	FY 2014 Option	25,000	—	—	19.63	3/19/2024		—	—	—
	FY 2016 RSU	—	—	—	—	—	12,040	80,788	—	—
	FY 2017 RSU	—	—	—	—	—	16,528	110,903	—	—
	FY 2017 TSR Awards	—	—	—	—	—	21,731	145,815	—	—
	FY 2017 ROIC Awards	—	—	—	—	—	24,793	166,361	—	—
	FY 2018 RSU	—	—	—	—	—	30,549	204,984	—	—
	FY 2018 TSR Awards	—	—	—	—	—	30,549	204,984	—	—
	FY 2018 ROIC Awards	—	—	—	—	—	30,549	204,984	—	—
Mr. Burwell	FY 2011 Option	6,000	—	—	14.13	5/26/2021	—	—	—	—
	FY 2012 Option	6,000	—	—	8.86	3/21/2022	—	—	—	—
	FY 2013 Option	11,000	—	—	9.97	3/25/2023	—	—	—	—
	FY 2014 Option	3,000	—	—	19.63	3/19/2024	—	—	—	—
	FY 2016 RSU	—	—	—	—	—	1,315	8,824	—	—
	FY 2017 RSU	—	—	—	—	—	2,278	15,285	—	—
	FY 2017 TSR Awards	—	—	—	—	—	2,996	20,103	—	—
	FY 2017 ROIC Awards	—	—	—	—	—	3,418	22,935	—	—
	FY 2017 Option	—	21,500	—	24.20	3/17/2027	—	—	—	—
	FY 2018 RSU	—	—	—	—	—	4,081	27,384	—	—
	FY 2018 TSR Awards	—	—	—	—	—	4,081	27,384	—	—
	FY 2018 ROIC Awards	—	—	—	—	—	4,081	27,384	—	—
Mr. Atkinson	FY 2016 RSU	—	—	—	—	—	978	6,562	—	—
	FY 2017 RSU	—	—	—	—	—	1,010	6,777	—	—
	FY 2017 TSR Awards	—	—	—	—	—	1,328	8,911	—	—
	FY 2017 ROIC Awards	—	—	—	—	—	1,515	10,166	—	—
	FY 2017 Options	4,440	8,800	—	24.20	3/17/2027	—	—	—	—
	FY 2018 RSU	—	—	—	—	—	3,000	20,130	—	—
	FY 2018 TSR Awards	—	—	—	—	—	3,000	20,130	—	—
	FY 2018 ROIC Awards	—	—	—	—	—	3,000	20,130	—	—
Ms. Nixon	FY 2011 Options	6,000	—	—	14.13	5/26/2021	—	—	—	—
	FY 2012 Options	7,300	—	—	8.86	3/21/2022	—	—	—	—
	FY 2013 Options	8,000	—	—	9.97	3/25/2023	—	—	—	—
	FY 2014 Options	2,000	—	—	19.63	3/19/2024	—	—	—	—
	FY 2016 RSU	—	—	—	—	—	1,215	8,153	—	—
	FY 2017 RSU	—	—	—	—	—	1,200	8,052	—	—
	FY 2017 TSR Awards	—	—	—	—	—	1,579	10,595	—	—
	FY 2017 ROIC Awards	—	—	—	—	—	1,801	12,085	—	—
	FY 2017 Options	4,400	8,800	—	24.20	3/17/2027		0
	FY 2018 RSU	—	—	—	—	—	2,161	14,500	—	—
	FY 2018 TSR Awards	—	—	—	—	—	2,161	14,500	—	—
	FY 2018 ROIC Awards	—	—	—	—	—	2,161	14,500	—	—
Mr. Veltman	FY 2014 Option	3,000	—	—	22.15	10/20/2024	—	—	—	—
	FY 2016 RSU	—	—	—	—	—	2,748	18,439	—	—
	FY 2017 RSU	—	—	—	—	—	2,698	18,104	—	—
	FY 2017 TSR Awards	—	—	—	—	—	3,547	23,800	—	—
	FY 2017 ROIC Awards	—	—	—	—	—	4,047	27,155	—	—
	FY 2018 RSU	—	—	—	—	—	4,149	27,840	—	—
	FY 2018 TSR Awards	—	—	—	—	—	4,149	27,840	—	—
	FY 2018 ROIC Awards	—	—	—	—	—	4,149	27,840	—	—

(1)	Stock options vest in three equal annual installments beginning on the first anniversary of the date of grant.
(2)

Shares of restricted stock vest in three equal annual installments beginning on the first anniversary of the date of grant. Performance share units granted on April 30, 2015, March 16, 2016, March 17, 2017 and March 14, 2018 will, subject to the achievement of the performance goals applicable thereto, vest on December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020, respectively.

(3)

The market value of unvested shares of restricted stock and unvested shares issuable in respect of PSUs is based on the closing price of our common stock on the last day of fiscal year 2018, which was $6.71 and, with respect to PSUs, assumes target performance.

The following table sets forth information with respect to option exercises and stock vesting as of December 31, 2018.

Option Exercises and Stock Vested During 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Holder	—	—	28,526	692,556
Mr. Burwell	—	—	3,801	92,816
Mr. Atkinson	—	—	2,041	50,123
Ms. Nixon	—	—	2,894	70,404
Mr. Veltman	—	—	5,916	142,962

Employment and Change of Control Agreements with Named Executive Officers

Each of our named executive officers has either a separation agreement or a written employment agreement to serve in his respective position that extends automatically for successive one-year terms unless either party gives notice of termination. We may terminate each named executive officer’s employment with or without cause, but if terminated without cause, the executive would continue to receive his annual salary, paid on a monthly basis, for either (i) eighteen months, or (ii) twelve months, subject to the increase noted below, from the date of termination, plus a lump sum payment of $12,000 as a transition assistance payment. If the named executive officer has more than 12 years of service at the date of termination, such named executive officer will receive one additional month of salary paid for each year of service up to a maximum additional six months, if employed for 18 years or more. The agreements for each of our named executive officers also include a non-competition term that ends two years after the conclusion of each executive’s employment with the Company.

The written employment or separation agreements for our named executive officers have change of control provisions. These provisions state if a named executive officer’s employment is terminated within two years following a change of control (i.e., a “double-trigger”), as defined in each named executive officer’s agreement, each named executive officer will receive: (i) a lump sum payment equal to the sum of two-times the named executive officer’s base salary (as of the date of termination) plus the named executive officer’s target bonus; (ii) a lump sum payment equal to the target annual bonus to which the named executive officer would have been entitled for the year of termination, if any, pro-rated for the portion of the year during which the named executive officer was employed with the Company; and (iii) a lump sum payment of $12,000 as a transition assistance payment.

The following table shows the compensation each named executive officer would have received under their respective agreements had a change in control and the termination of the executive’s service occurred, each as of December 31, 2018.

Name	Cash Severance ($)(1)	Stock Option Acceleration ($)(2)	Restricted Stock And Performance Share Unit Acceleration ($)(3)	Total ($)
Mr. Holder	2,928,000	—	1,118,819	4,046,819
Mr. Burwell	969,200	—	149,298	1,118,498
Mr. Atkinson	712,000	—	92,806	804,806
Ms. Nixon	670,340	—	82,385	752,725
Mr. Veltman	910,825	—	171,018	1,081,843

(1)

Amounts represent two-times the named executive officer’s base salary, plus the named executive officer’s target bonus, plus a transition assistance payment of $12,000. None of the named executive officers were entitled to their bonuses for 2018, so that additional component is not reflected in the amounts above.

(2)

Stock option acceleration is calculated based on the difference between: (a) the market value of the shares of common stock underlying the above named executive officer’s unvested options on December 31, 2018, and (b) the exercise price of the unvested options held by such executive officer. The market value as of December 31, 2018 is deemed to have been $6.71 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 31, 2018. Mr. Burwell, Mr. Atkinson and Ms. Nixon each held unvested options as of December 31, 2018 with an exercise price of $24.20 per share. However, no compensation is reflected in this column since the exercise price of their unvested options is greater than the market value.

(3)

Restricted stock acceleration is calculated based on the market value of the above named executive officers’ unvested restricted stock and performance share units on December 31, 2018. The market value as of December 31, 2018 is deemed to have been $6.71 per share, which is the closing sale price of our common stock reported for transactions effected on the Nasdaq Global Select Market on December 31, 2018. The applicable Performance Share Unit Agreements provide that upon a change of control and termination of the executive’s service within twenty-four months of a change control, i.e., a “double-trigger”, all PSUs will be deemed vested at target. Accordingly, the amounts in this column reflect the vesting of PSUs at target performance levels.

Compensation Committee Interlocks and Insider Participation

All compensation decisions during the fiscal year ended December 31, 2018 for each of the named executive officers were made by the Compensation Committee, consisting of Messrs. Warshaw, Dries, Pugh and Brunner, none of whom is or was an officer or employee of the Company during the last fiscal year or prior to the last fiscal year, or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. Additionally, no executive officer of the Company has served or serves on the compensation committee or board of any company that employed or employs any member of our Compensation Committee or the Board.

CEO PAY RATIO

For 2018, the annual total compensation of the CEO, as set forth in the Summary Compensation Table, was $4,050,962, and the median of the annual total compensation of all employees, other than the CEO, was $29,546, resulting in a ratio of 137:1, or the Pay Ratio.

In determining the median employee, we collected information regarding taxable wages for all 5,479 employees of the Company and its consolidated subsidiaries as of December 31, 2018 for the period beginning January 1, 2018 and ending December 31, 2018. Taxable wages generally included an employee’s actual income, including base wages, overtime, bonuses and other cash incentives, that are subject to taxation in the applicable jurisdiction. We converted earnings paid in local currencies to U.S. dollars by applying the exchange rate at December 31, 2018.

We did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations, in calculating the Pay Ratio.

The Pay Ratio disclosed above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio may not be comparable to the pay ratio reported by other companies.

PROPOSAL VI: RATIFICATION OF SELECTION OF OUR REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been selected by the Audit Committee as our registered independent public accounting firm for 2019. Although it is not required to do so, the Board has determined that it is desirable to seek stockholders’ ratification of the selection of PricewaterhouseCoopers LLP. If the stockholders should not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

Fees Paid to Registered Independent Public Accounting Firm

The following table sets forth the aggregate fees and expenses billed or expected to be billed by PricewaterhouseCoopers LLP for fiscal years 2018 and 2017.

	2018	2017
Audit Fees	$5,703,609	$4,876,477
Audit-Related Fees	$50,000	$225,000
Tax Fees	$1,277,140	$690,893
Other Fees	$1,800	$1,800

Total	$7,032,549	$5,794,170

In accordance with definitions and rules established by the SEC, “audit fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, “audit-related fees” consist of fees billed for consulting services related to accounting pronouncements and internal control assessments, “tax fees” are fees billed for tax compliance, tax advice and tax planning, and all “other fees” consist of fees billed for subscriptions to online accounting and tax information services.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by its registered independent public accounting firm prior to commencement of services. The Chairman of the Audit Committee has the authority to pre-approve such services up to a specified fee amount and these pre-approved decisions are presented to the full Audit Committee at its next scheduled meeting. Since the effective date of the SEC rules regarding strengthening auditor independence, all of the audit and tax services by PricewaterhouseCoopers LLP were pre-approved in accordance with the Audit Committee’s policies and procedures.

Representatives of PricewaterhouseCoopers LLP will not be present at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Management has the responsibility for preparation of our financial statements and the registered independent public accounting firm has the responsibility for the audit of those statements. Each member of the Audit Committee meets the independence requirements of the Nasdaq rules.

The Audit Committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP, our registered independent public accounting firm, the audited financial statements of the Company for 2018; has discussed with PricewaterhouseCoopers LLP matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards; has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence; and has discussed with PricewaterhouseCoopers LLP their independence from the Company, including whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company was compatible with maintaining PricewaterhouseCoopers LLP’s independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 18, 2019.

Members of the Audit Committee:

William Dries, Chairman
Steven T. Warshaw
David L. Pugh
Carey A. Smith

* The material in the foregoing Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We did not engage in any transaction with a related person as defined under the rules of the SEC. While the Board currently does not have a written policy with respect to approval of transactions with related parties, it is the policy of the Board to approve any transactions with related persons. Any approvals would be reflected in the minutes of the meeting of the Board at which the Board approved the transaction. We have adopted a written policy, however, on conflicts of interest, which appears in our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics states that a “conflict of interest” exists when the personal interests of an officer, director or associate interferes with that person’s ability to act in the best interest of the Company. Under the Code of Business Conduct and Ethics, officers, directors and associates are to avoid actual conflicts of interest, but to also avoid the appearance of a conflict. Such persons may not engage in conduct where such person or a family member receives improper personal benefits as a result of such person’s position in the Company. Transactions or relationships that may reasonably be expected to give rise to conflicts of interest are not permitted. Potential, apparent or actual conflicts of interest must be reported to management.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2018 is being mailed together with this Proxy Statement. Exhibits to our Annual Report on Form 10-K may be obtained by contacting our Secretary at 6210 Ardrey Kell Road, Charlotte, North Carolina 28277.

Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report, and the Compensation Committee Report (included herein) shall not be incorporated by reference into any such filings.

By Order of the Board of Directors,

Matthew S. Heiter
Secretary
Charlotte, North Carolina April 8, 2019

STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

Appendix A

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

NN, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

NN, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.     Section 3 of Article V of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“Until the election of directors at the 2021 annual meeting of stockholders of the Corporation, the directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible. Each director elected at or prior to the 2018 annual meeting of stockholders shall be elected for a term expiring on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which the director was elected. Each director elected at the 2019 annual meeting of stockholders shall be elected for a one-year term expiring at the 2020 annual meeting of stockholders. Each director elected at the 2020 annual meeting of stockholders shall be elected for a one-year term expiring at the 2021 annual meeting of stockholders. At the 2021 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.”

2.     The second paragraph of Section 5 of Article V of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows.

“Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office to which they have been elected expires pursuant to Section 3 of this Article V and until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director. For the purpose of this Certificate of Incorporation, “Whole Board” shall mean the total number of directors which the Corporation would have if there were no vacancies.”

3.     The amendment to the Restated Certificate of Incorporation effected hereby has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.     This Certificate of Amendment will become effective when filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this         day of                    2019.

NN, INC.

By:
Name:
Title:

Appendix B

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

NN, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

NN, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.    The first sentence of Section 1 of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“The total number of shares of capital stock that the Corporation shall have the authority to issue is 95,000,000 shares, consisting of 90,000,000 shares of common stock, par value $.01 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”).”

2.    The amendment to the Restated Certificate of Incorporation effected hereby has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.    This Certificate of Amendment will become effective when filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this         day of                     2019.

NN, INC.

By:

Name:
Title:

Appendix C

NN, INC.

2019 OMNIBUS INCENTIVE PLAN

Section 1. Purpose.

This plan shall be known as the “NN, Inc. 2019 Omnibus Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of NN, Inc. (the “Company”) and its stockholders by: (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its stockholders.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Affiliate” means: (i) any entity that, directly or indirectly, is controlled by the Company; (ii) any entity in which the Company has a significant equity interest; (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act; and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

2.2 “Appreciation Award” means an Award that is payable in Shares and that accretes value only if the Fair Market Value of a Share increases above an amount stated upon the grant date of the Award, which amount shall not be less than the Fair Market Value of a Share on the applicable grant date. Options and SARs are examples of Appreciation Awards.

2.3 “Award” means any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, or Other Stock-Based Award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.

2.4 “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” has the meaning ascribed to such term in any employment agreement, separation agreement or other similar agreement between the Company and the Participant or, if there is no such agreement or such term is not defined in such agreement, unless otherwise defined in the applicable Award Agreement, means: (i) conviction of, or plea of nolo contendere by, the Participant under applicable law of a felony or any crime involving moral turpitude; (ii) unauthorized acts intended to result in the Participant’s personal enrichment at the material expense of the Company or a Subsidiary or Affiliate; (iii) any willful breach of any written policy of the Company or a Subsidiary or Affiliate; or (iv) any violation of the Participant’s duties or responsibilities to the Company or a Subsidiary or Affiliate which constitutes willful misconduct or dereliction of duty. For purposes of this definition, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

2.7 “Change in Control” means, unless otherwise provided in the applicable Award Agreement, the happening of one of the following:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan maintained by the Company or any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of the Company’s stock, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the total combined voting power of the Company’s then-outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders and which the Board does not recommend such stockholders to accept;

(b) a majority of directors, whose election or nomination for election is not approved by a majority of the members of the Incumbent Board then serving as members of the Board, are elected within any single 24-month period to serve on the Board; or

(c) consummation of:

(i) any cash tender or exchange offer, reorganization, merger or other business combination or contested election, or any combination of the foregoing involving the Company, unless:

(A) the stockholders of the Company, immediately before such transaction or series of transactions, own, directly or indirectly immediately following such transactions, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such transactions in substantially the same proportion as their ownership of the voting securities immediately before such transactions;

(B) individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such transaction or series of transactions constitute a majority of the board of directors of the surviving corporation immediately following such transactions; and

(C) no person (other than (I) the Company or any Subsidiary thereof, (II) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, any Subsidiary thereof, or the surviving corporation, or (III) any person who, immediately prior to such transaction or series of transactions, had beneficial ownership of securities representing 30% or more of the combined voting power of the Company’s then-outstanding securities) has beneficial ownership of securities immediately following such transactions representing 30% or more of the combined voting power of the surviving corporation’s then outstanding voting securities;

(ii) the complete liquidation or dissolution of the Company; or

(iii) the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary).

For purposes of this definition, “Incumbent Board” means those persons who either (A) have been members of the Board since the Effective Date or (B) are new directors whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least three-fourths of the members of the Board then in office who either were directors described in clause (A) hereof or whose election or nomination for election was previously so approved, provided that an individual whose election or nomination for election is approved as a result of either an actual or threatened election contest or proxy contest, including by reason of any agreement intended to avoid or settle any election contest or proxy contest, will be deemed not to have been so approved for purposes of this definition.

Unless otherwise provided in the applicable Award Agreement, solely for the purpose of determining the timing of any payments pursuant to any Awards constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations. No Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a change in control of the Company (e.g., upon the announcement, commencement, or stockholder approval of any event or transaction that, if completed, would result in a change in control of the Company).

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means a committee of the Board composed of not less than two Non-Employee Directors, each of whom shall be (i) a “non-employee director” for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder, and (ii) “independent” within the meaning of the listing standards of the Nasdaq Stock Market (or such other such market or exchange as is the principal trading market for the Shares) and the rules and regulations of the SEC.

2.10 “Consultant” means any consultant to the Company or its Affiliates, provided that such person is a natural person and that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for any securities of the Company.

2.11 “Director” means a member of the Board.

2.12 “Disability” means, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan; provided, that solely for the purpose of determining the timing of any payments pursuant to any Awards constituting a “deferral of compensation” subject to Section 409A of the Code, unless otherwise defined in the applicable Award Agreement, the term “Disability” shall have the meaning set forth in Section 409A of the Code.

2.13 “Early Retirement” means, unless otherwise provided in the applicable Award Agreement, retirement of a Participant with the express consent of the Committee at or before the time of such retirement, from active employment with the Company and any Subsidiary or Affiliate prior to age 55 and/or without ten years of continuous service, in accordance with any applicable retirement policy of the Company then in effect (or in effect at the time of a previous Change in Control) or as may be approved by the Committee.

2.14 “Effective Date” has the meaning provided in Section 16.1 of the Plan.

2.15 “Employee” means a current or prospective officer or employee of the Company or of any Subsidiary or Affiliate.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.17 “Fair Market Value” with respect to the Shares, means, for purposes of a grant of an Award as of any date, (i) the reported closing sales price of the Shares on the Nasdaq Stock Market, or any other such market or exchange as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method, by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

2.18 “Good Reason” has the meaning ascribed to such term in any employment agreement, separation agreement or other similar agreement between the Company and the Participant or, if there is no such agreement or such term is not defined in such agreement, unless otherwise defined in the applicable Award Agreement, means the assignment to a Participant following a Change in Control of any duties inconsistent with the Participant’s duties, responsibilities, title, or any other action by the Company that results in a material diminution in the Participant’s annual compensation and other benefits, position, authority, duties or responsibilities, excluding in each case any assignment or action that is remedied by the Company within thirty days of receipt of notice from the Participant.

2.19 “Grant Price” means the price established at the time of grant of an SAR pursuant to Section 6 used to determine whether there is any payment due upon exercise of the SAR.

2.20 “Incentive Stock Option” means an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.21 “Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary or Affiliate.

2.22 “Non-Qualified Stock Option” means an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.

2.23 “Normal Retirement” means, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from active employment with the Company or any of its Subsidiaries or Affiliates on or after such Participant’s 55th birthday and with ten years of continuous service, in accordance with any applicable retirement policy of the Company then in effect (or in effect at the time of a previous Change in Control) or as may be approved by the Committee.

2.24 “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

2.25 “Option Price” means the purchase price payable to purchase one Share upon the exercise of an Option.

2.26 “Other Stock-Based Award” means any Award granted under Sections 9 or 10 of the Plan.

2.27 “Outside Director” means, with respect to the grant of an Award, a member of the Board then serving on the Committee.

2.28 “Prior Plan” means the NN, Inc. Amended and Restated 2011 Stock Incentive Plan and/or the NN, Inc. 2016 Omnibus Incentive Plan.

2.29 “Participant” means any Employee, Director or Consultant who receives an Award under the Plan.

2.30 “Performance Award” means any Award granted under Section 8 of the Plan.

2.31 “Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

2.32 “Restricted Share” means any Share granted under Section 7, 8 or 10 of the Plan.

2.33 “Restricted Share Unit” means any unit granted under Section 7, 8 or 10 of the Plan.

2.34 “Retirement” means Normal or Early Retirement.

2.35 “SEC” means the Securities and Exchange Commission or any successor thereto.

2.36 “Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

2.37 “Separation from Service” or “Separates from Service” shall have the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder.

2.38 “Shares” means shares of the common stock, par value $0.01 per share, of the Company, or any security into which such shares may be converted by reason of any event of the type referred to in Sections 4.2, 13.3 and 14.3.

2.39 “Specified Employee” has the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder.

2.40 “Stock Appreciation Right” or “SAR” means a stock appreciation right granted under Section 6, 8 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, an amount equal to the excess of the Fair Market Value of such Share on the date of exercise over the Grant Price.

2.41 “Subsidiary” means any Person (other than the Company) of which 50% or more of its voting power, its equity securities or equity interest is owned directly or indirectly by the Company.

2.42 “Substitute Awards” means Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

Section 3. Administration.

3.1 Authority of Committee. The Plan shall be administered by a Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Outside Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full and final power and authority in its discretion (and in accordance with Section 409A of the Code with respect to Awards subject thereto) to: (i) designate Participants; (ii) determine eligibility for participation in the Plan and decide all questions concerning eligibility for and the amount of Awards under the Plan; (iii) determine the type or types of Awards to be granted to a Participant; (iv) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards; (v) determine the timing, terms, and conditions of any Award; (vi) accelerate the time at which all or any part of an Award may be settled or exercised; (vii) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (viii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (ix) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate; (x) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, where applicable; (xi) make all determinations under the Plan concerning any Participant’s Separation from Service with the Company or a Subsidiary or Affiliate, including whether such separation occurs by reason of Cause, Good Reason, Disability, Retirement, or in connection with a Change in Control and whether a leave constitutes a Separation from Service; (xii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xiii) except to the extent prohibited by Section 6.2, amend or modify the terms of any Award at or after grant; (xiv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xv) adopt special guidelines and provisions for Persons who are residing in, employed in or subject to the taxes of any domestic or foreign jurisdiction to comply with applicable tax and securities laws of such domestic or foreign jurisdiction; and (xvi) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement related thereto or make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan.

3.2 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award. The Committee shall have no obligation to treat Participants or eligible Participants uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees, Directors or Consultants who are eligible to receive, Awards (whether or not such Participants or eligible Persons are similarly situated). A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Subsidiary or Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to such Section 16.

3.4 No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

3.5 Minimum Vesting Period. Except for Substitute Awards, no portion of any Option or SAR Award shall have a vesting period of less than 12 months from the Grant Date; provided, however, that up to five percent (5%) of the number of Shares authorized for grant pursuant to Section 4.1(a) may be subject to Options or SARs that do not meet the minimum vesting requirement set forth in the previous clause.

Section 4. Shares Available for Awards.

4.1 Number of Shares.

(a) Subject to adjustment as provided in Section 4.2, a total of 2,900,000 Shares shall be authorized for grant under the Plan, less one (1) Share for every Share that was subject to an option or stock appreciation right granted after March 15, 2019 under a Prior Plan and one and one-half (1.5) Shares for every Share that was subject to an award other than an option or stock appreciation right granted after March 15, 2019 under a Prior Plan, all of which Shares may be used for the granting of ISOs. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit by one and one-half (1.5) Shares for every one (1) Share granted. After the Effective Date, no awards may be granted under any Prior Plan.

(b) If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after March 15, 2019, any Shares subject to an award under the Prior Plan are forfeited, an Award expires or an award under the Prior Plan is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 4.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (I) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or an option under a Prior Plan, or to satisfy any tax withholding obligation with respect to an Award or an award under a Prior Plan, and (II) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof, or a stock appreciation right under a Prior Plan and (III) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under a Prior Plan.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination, and shall otherwise comply with the applicable exemption from the stockholder approval requirements of the principle national securities market or exchange on which the Company’s Shares are listed.

(d) Any Shares that again become available for grant pursuant to this Section 4.1 shall be added back as (i) one (1) Share for every Share subject to Options or Stock Appreciation Right granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) as one and one-half (1.5) Shares for every Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plan.

4.2 Adjustments. Without limiting the Committee’s discretion as provided in Section 13 hereof, if there shall occur any change in the capital structure of the Company by reason of any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event having an effect similar to the foregoing, affects the Shares, then the Committee shall, in an equitable and proportionate manner as determined by the Committee (and, as applicable, in such manner as is consistent with Sections 422 and 409A of the Code and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; and (3) the grant or exercise price with respect to any Award under the Plan; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award. Any such adjustments to outstanding Awards shall be effected in a manner that precludes the material enlargement or dilution of rights and benefits under such Awards.

Section 5. Eligibility.

Any current or prospective Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted consistent with Section 10; provided further, that the vesting and exercise of an Award to a prospective Employee, Director or Consultant are conditioned upon such individual attaining such status.

Section 6. Stock Options and Stock Appreciation Rights.

6.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the Option Price or Grant Price and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. The grant of an Option or SAR shall occur when the Committee by resolution, written consent or other appropriate action determines to grant such Option or SAR for a particular number of Shares to a particular Participant at a particular Option Price or Grant Price, as the case may be, or such later date as the Committee shall specify in such resolution, written consent or other appropriate action. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. An Employee who has been granted an Option under the Plan may be granted additional Options under the Plan if the Committee shall so determine; provided, however, that if Options intended to qualify as Incentive Stock Options fail to so qualify for any reason, such Options shall constitute Non-Qualified Stock Options.

6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than the Fair Market Value of a Share on the date such Option is granted pursuant to Section 6.1, and the Grant Price of an SAR may not be less than the Fair Market Value of a Share on the date such SAR is granted pursuant to Section 6.1. In the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.2 hereof in the form of Options or SARS, such grants shall have an Option Price (or Grant Price) per Share that is intended to maintain the economic value of the Award that was replaced or adjusted as determined by the Committee. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.2 hereof, the Committee shall not have the power to (i) lower the Option Price of an Option after it is granted, (ii) lower the Grant Price of an SAR after it is granted, (iii) cancel an Option when the Option Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award), (iv) cancel an SAR when the Grant Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or a Substitute Award), or (v) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s stockholders.

6.3 Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.6, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, but subject to Section 6.4(a) hereof, no Option or SAR shall be exercisable after the expiration of ten years from the date such Option or SAR was granted.

6.4 Exercise.

(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine.

(b) The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable.

(c) An Option or SAR may be exercised, in whole or in part, at any time with respect to whole Shares only within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and in the case of an Option, payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised. Notwithstanding the foregoing, an Award Agreement may provide, or be amended to provide, that if on the last day of the term of an Option or SAR the Fair Market Value of one Share exceeds the Option Price or Grant Price, as applicable, of such Award by an amount as may be determined by the Committee, the Participant has not exercised the Option or SAR and the Option or SAR has not otherwise expired, the Option or SAR shall be deemed to have been exercised by the Participant on such day pursuant to such procedures as may be determined by the Committee.

(d) Payment of the Option Price shall be made in (i) cash or cash equivalents, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant, valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes (which taxes may be satisfied in accordance with Section 15.6 of the Plan), such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of (i) or (ii), or (iv) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with applicable laws or (y) withholding Shares (net-exercise) otherwise deliverable to the Participant having an aggregate Fair Market Value at the time of exercise equal to the total Option Price together with any applicable withholding taxes (which taxes may be satisfied in accordance with Section 15.6).

(e) Until Shares subject to the exercise of an Option or SAR have been issued, the Participant exercising such Award shall possess no rights as a stockholder with respect to such Shares. The Company reserves, at any and all times in the Company’s sole discretion, the right to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a method set forth in subsection (d) above, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(f) At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5 Separation from Service. Except as otherwise provided in the applicable Award Agreement, an Option or SAR may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the date of granting such Award (or if later, the date on which the Participant first became an Employee, Director or Consultant) and ending on the date of exercise of such Award the Participant is an Employee, Director or Consultant, and shall terminate immediately upon a Separation from Service by the Participant. Notwithstanding the foregoing provisions of this Section 6.5 to the contrary, the Committee may determine in its discretion that an Option or SAR may be exercised following any such Separation from Service, whether or not exercisable at the time of such separation; provided, however, that subject to Section 6.4(a), in no event may an Option or SAR be exercised after the expiration date of such Award specified in the applicable Award Agreement.

6.6 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option is otherwise to be granted pursuant to the Plan, the Participant owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary or Affiliate corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five years from the date such Option is granted.

Section 7. Restricted Shares and Restricted Share Units.

7.1 Grant.

(a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b) Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time which shall be not less than one year for Participants other than Non-Employee Directors during which the Participant receiving such Award must remain in the continuous employment (or other service-providing capacity) of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in Section 11 of the Plan) that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

7.2 Delivery of Shares and Transfer Restrictions.

(a) At the time a Restricted Share Award is granted, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the Participant receiving such Award. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the Participant receiving such Award subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner. The holding of Restricted Shares by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Restricted Shares, in accordance with this Section 7.2(a), shall not affect the rights of Participants as owners of the Restricted Shares awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the transfer restrictions.

(b) Unless otherwise provided in the applicable Award Agreement, the Participant receiving an Award of Restricted Shares shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) the Participant shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the Participant to such Shares shall terminate, without further obligation on the part of the Company, unless the Participant remains in the continuous employment of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met. Unless otherwise provided in the applicable Award Agreement, Restricted Share Units shall be subject to similar transfer restrictions as Restricted Share Awards, except that no Shares are actually awarded to a Participant who is granted Restricted Share Units on the date of grant, and such Participant shall have no rights of a stockholder with respect to such Restricted Share Units until the restrictions set forth in the applicable Award Agreement have lapsed and the underlying Shares have been delivered to the Participant.

7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement or the Plan relating to the Restricted Share Award shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form). The Company shall have the right to repurchase Restricted Shares at their original issuance price or other stated or formula price (or to require forfeiture of such Shares if issued at no cost) in the event that conditions specified in the Award Agreement with respect to such Restricted Shares are not satisfied prior to the end of the applicable restricted period.

7.4 Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units may be settled in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. The applicable Award Agreement shall specify whether a Participant will be entitled to receive dividend equivalent rights in respect of Restricted Share Units at the time of any payment of dividends to stockholders on Shares. If the applicable Award Agreement specifies that a Participant will be entitled to dividend equivalent rights, (i) the amount of any such dividend equivalent right shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of Restricted Share Units then credited to the Participant, and (ii) any such dividend equivalent right shall be paid in accordance with the Company’s payment practices as may be established from time to time and as of the date on which such dividend would have been payable in respect of outstanding Shares (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided, that no dividend equivalents shall be currently paid on Restricted Share Units that are not yet vested; provided further, that such dividend equivalents may be accumulated and paid when and only if the underlying Restricted Share Units vest. Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units and all rights of the grantee to such Restricted Share Units shall terminate, without further obligation on the part of the Company, unless the Participant remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

Section 8. Performance Awards.

8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment. The minimum vesting provisions of Section 3.5 hereof shall apply to any Performance Awards that are Appreciation Awards.

8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Except as otherwise determined by the Committee at or after grant, Separation from Service prior to the end of any performance period, other than for reasons of death or Disability, will result in the forfeiture of the Performance Award, and no payments will be made. Notwithstanding the foregoing, the Committee may in its discretion, waive any performance goals and/or other terms and conditions relating to a Performance Award. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

Section 9. Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6 and 7 above, and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. The minimum vesting provisions of Section 3.5 hereof shall apply to any Performance Awards that are Appreciation Awards.

Section 10. Non-Employee Director and Outside Director Awards.

10.1 Non-Employee Director Awards. The Committee may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Committee, be payable (either automatically or at the election of a Non-Employee Director) in the form of Appreciation Awards, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including unrestricted Shares. The Committee shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law; provided, that any Appreciation Awards to a Director pursuant to this Section 10.1 shall be subject to the minimum vesting provisions of Section 3.5 hereof.

10.2 Outside Director Awards. The Board may also grant Awards to Outside Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.

10.3 Director Limits. Notwithstanding anything herein to the contrary, the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including equity Awards granted and cash fees paid by the Company to such Non-Employee Director, shall not exceed five hundred thousand dollars in value, calculating the value of any equity Awards granted during such calendar year based on the grant date fair value of such Awards for financial reporting purposes. The Board may make exceptions to the applicable limit in this Section 10.3 for individual Non-Employee Directors in extraordinary circumstances, such as where any such individual Non-Employee Directors are serving on a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation involving such Non-Employee Director.

Section 11. Provisions Applicable to Performance Awards.

11.1 The Committee may grant Performance Awards based upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit, business segment or division financial performance measures:

(a)	earnings before any one or more of the following: interest, taxes, depreciation, amortization and/or stock compensation;

(b)	net sales;

(c)	operating (or gross) income or profit;

(d)	pretax income before allocation of corporate overhead and/or bonus;

(e)	productivity or operating efficiencies;

(f)	operating income as a percentage of net sales;

(g)	return on capital, capital employed or investment, equity, or assets (including economic value created);

(h)	after tax operating income;

(i)	net income;

(j)	earnings or book value per Share;

(k)	financial ratios;

(l)	cash flow(s);

(m)	total sales or revenues or sales or revenues per employee;

(n)	capital expenditures as a percentage of net sales;

(o)	total operating expenses, or some component or combination of components of total operating expenses, as a percentage of net sales;

(p)	stock price or total stockholder return, including any comparisons with stock market indices;

(q)	appreciation in or maintenance of the price of the common stock or any publicly-traded securities of the Company;

(r)	dividends;

(s)	debt or cost reduction;

(t)	comparisons with performance metrics of peer companies;

(u)	comparisons of Company stock price performance to the stock price performance of peer companies;

(v)

strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, meeting or reducing budgeted expenditures, attaining division, group or corporate financial goals, meeting business expansion goals (including, without limitation, developmental, strategic or manufacturing milestones of products or projects in development, execution of contracts with current or prospective customers and development of business expansion strategies) and meeting goals relating to acquisitions, joint ventures or collaborations or divestitures;

(w)	quality or customer satisfaction;

(x)	comparable site sales;

(y)	economic value-added models; or

(z)	any combination thereof.

The Committee may define such performance goals with reference to (i) generally accepted accounting principles (“GAAP”), where applicable, or (ii) non-GAAP financial measures with such definitions, adjustments or modifications of GAAP, as it deems appropriate. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, business segment or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or Shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 11.1 to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring (within the meaning of applicable accounting standards) and/or described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action or (vii) any other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management.

11.2 No later than 90 days following the commencement of each performance period (or such other time as the Committee may select while the achievement of such performance goals is uncertain), the Committee shall (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Participant for such performance period. Prior to the payment of any compensation based on the achievement of performance goals applicable to Performance Awards subject to this Section 11, the Committee shall determine (which may be set forth in the minutes of the Committee) whether the applicable performance targets have been achieved and the amounts, if any, payable to Participants for such performance period.

Section 12. Separation from Service.

12.1 The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Separation from Service with the Company, its Subsidiaries and Affiliates, including a separation from the Company with or without Cause, by a Participant voluntarily, including for Good Reason, or by reason of death, Disability, Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

12.2 Unless otherwise provided in this Plan, an Award Agreement, or by a contractual agreement between the Company or a Subsidiary and a Participant, if a Participant’s employment with or service to the Company or a Subsidiary terminates before the restrictions imposed on the Award lapse, the performance goals have been satisfied or the Award otherwise vests, such Award shall be forfeited.

Section 13. Change in Control.

13.1 Assumption, Continuation or Substitution. Unless otherwise provided in an Award Agreement or by a contractual agreement between the Company and a Participant, in the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may (in accordance with Section 409A, to the extent applicable), without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable; provided, that in the event of such an assumption, the Acquiror must grant the rights set forth in Section 13.3 to the Participant in respect of such assumed Awards. For purposes of this Section 13.1, if so determined by the Committee, in its discretion, an Award denominated in Shares shall be deemed assumed if, following the Change in Control, the Award (as adjusted, if applicable, pursuant to Section 4.2 hereof) confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may provide for the consideration to be received upon the exercise or settlement of the Award, for each Share subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Shares pursuant to the Change in Control.

13.2 Accelerated Vesting. The Committee may (in accordance with Section 409A, to the extent applicable), in its discretion, provide in any Award Agreement, or, in the event of a Change in Control, may take such actions as it deems appropriate to provide, for the acceleration of the exercisability, vesting and/or settlement in connection with such Change in Control of each or any outstanding Award or portion thereof and Shares acquired pursuant thereto upon such conditions (if any), including termination of the Participant’s service prior to, upon, or following such Change in Control, to such extent as the Committee shall determine. In the event of a Change of Control, and without the consent of any Participant, the Committee may, in its discretion, provide that for a period of at least fifteen days prior to the Change in Control, any Appreciation Awards shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Appreciation Awards shall terminate and be of no further force and effect.

13.3 Certain Terminations. Unless otherwise provided by the Committee, or in an Award Agreement or by a contractual agreement between the Company and a Participant, if, within one year following a Change in Control, a Participant Separates from Service with the Company (or its successor) by reason of (a) death; (b) Disability; (c) Retirement; (d) for Good Reason by the Participant; or (e) involuntary termination by the Company for any reason other than for Cause, all outstanding Awards of such Participant shall vest, become immediately exercisable and payable and have all restrictions lifted. For purposes of an Award subject to Section 409A of the Code, Good Reason shall exist only if (i) the Participant notifies the Company of the event establishing Good Reason within ninety days of its initial existence, (ii) the Company is provided thirty days to cure such event and (iii) the Participant Separates from Service with the Company (or its successor) within one hundred eighty days of the initial occurrence of the event.

13.4 Cash Settlement of Awards. The Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested Share (including pursuant to Section 13.2) subject to such Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per Share in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Award (which payment may, for the avoidance of doubt, be $0, in the event the per share exercise or purchase price of an Award is greater than the per share consideration in connection with the Change in Control). In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any), if any, shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and may be paid in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

13.5 Performance Awards. The Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant, provide that in the event of a Change in Control, (i) any outstanding Performance Awards relating to performance periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) all then-in-progress performance periods for Performance Awards that are outstanding shall end, and either (A) any or all Participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question, or (B) at the Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such Performance Award, if at all, and (iii) the Company shall cause to be paid to each Participant such partial or full Performance Awards, in cash, Shares or other property as determined by the Committee, within thirty days of such Change in Control, based on the Change in Control consideration, which amount may be zero if applicable. In the absence of such a determination, any Performance Awards will be vested or paid based on the amount payable or vested pursuant to the Performance Award based on achievement of “target” performance under the relevant performance goals, but pro-rated based on the number of days that have elapsed in the performance period between the date of grant and the date of the Change in Control.

Section 14. Amendment and Termination.

14.1 Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that no such amendment, alteration, suspension, discontinuation or termination (including with respect to the provisions of Section 3.5 and Section 6.2) shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

14.2 Amendments to Awards. Subject to the restrictions of Section 3.5 and Section 6.2, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively in time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

14.3 Adjustments of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for the events described in Section 4.2 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles.

14.4 Foreign Employees. In order to facilitate the making of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the corporate secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

Section 15. General Provisions.

15.1 Limited Transferability of Awards. Except as otherwise provided in the Plan, an Award Agreement or by the Committee at or after grant, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No transfer of an Award for value shall be permitted under the Plan.

15.2 Dividend Equivalents. No dividend equivalent rights shall be granted with respect to Appreciation Awards. In the sole and complete discretion of the Committee, however, any other Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and only to the extent that, payment is made pursuant to such Award. The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as Performance Awards. Notwithstanding the foregoing, with respect to an Award subject to Section 409A of the Code, the payment, deferral or crediting of any dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing.

15.3. Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of section 409A of the Code. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to additional taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. Unless otherwise provided in an Award Agreement or other document governing the issuance of such Award, payment of any Performance Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the U.S. Treasury Regulations shall be made between the first day following the close of the applicable performance period and the last day of the “applicable 2 1⁄2 month period” as defined therein. Notwithstanding the foregoing, each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her, or in respect of any payment or benefit delivered in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all such taxes or penalties.

15.4 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.5 Share Certificates. All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.6 Tax Withholding. A Participant may be required to pay to the Company or any Affiliate and the Company or such Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Without limiting the generality of the foregoing, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the maximum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to the Participant); and/or (b) tendering to the Company or an Affiliate Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time, in each case (x) as may be required to avoid the Company’s or the Affiliate’s incurring an adverse accounting charge and (y) based on the Fair Market Value of the Shares on the wage payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

15.7 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered (including, but not limited to, through an online equity incentive plan management portal) to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

15.8 Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary unless provided otherwise in such other plan.

15.9 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

15.10 No Rights as Stockholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.

15.11 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

15.12 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.13 Other Laws. The Company will not be obligated to issue, deliver or transfer any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered pursuant to the Plan until: (a) all conditions of the applicable Award Agreement have been met or removed to the satisfaction of the Committee; (b) all other legal matters, including receipt of consent or approval of any regulatory body and compliance with any state or federal securities or other law, in connection with the issuance and delivery of such Shares have been satisfied; (c) the Participant or holder or beneficiary of the Shares or Award has executed and delivered to the Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of any state or federal securities or other law; and (d) such issuance would not entitle the Company to recover amounts under Section 16(b) of the Exchange Act from such Participant or holder or beneficiary of the Shares or Award. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue the Shares as to which such requisite authority shall not have been obtained.

15.14 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

15.15 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

15.15 Clawback. Any Award granted pursuant to this Plan shall be subject to mandatory repayment by the Participant to the Company (i) to the extent set forth in any Award Agreement, (ii) to the extent that such Participant is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

15.16 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 16. Term of the Plan.

16.1 Effective Date. The Plan shall be effective as of May 16, 2019 (the “Effective Date”) provided it has been approved by the Company’s stockholders.

16.2 Expiration Date. No new Awards shall be granted under the Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth anniversary of the Effective Date.

NN, INC. 6210 Ardrey Kell Road Charlotte, NC 28277

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	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	The Board of Directors recommends you vote FOR the following: ☐	☐	☐
1. Election of Directors
Nominees
01. David K. Floyd 02. Janice E. Stipp

	The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.				For	Against	Abstain

	2. Amendment to the Certificate of Incorporation to declassify the Board of Directors.				☐	☐	☐

	3. Amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock, $.01 par value per share, from 45,000,000 to 90,000,000.				☐	☐	☐

	4. Approval of the 2019 Omnibus Incentive Plan.				☐	☐	☐

	5. Advisory (non-binding) vote to approve the compensation of the named executive officers of NN, Inc.				☐	☐	☐

	6. Advisory vote to ratify the selection of PRICEWATERHOUSECOOPERS LLP as registered independent public accounting firm.				☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) Date

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NN, INC.

6210 Ardrey Kell Road

Charlotte, NC 28277

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 10:00 AM EDT ON MAY 16, 2019, AT HILTON GARDEN INN CHARLOTTE WAVERLY, 7415 WAVERLY WALK AVENUE, CHARLOTTE, NORTH CAROLINA 28227.

The undersigned stockholder hereby appoints Richard D. Holder and Matthew S. Heiter, each of them, with full power of substitution and revocation, the proxies of the undersigned to vote all shares registered in the name of the undersigned on all matters set forth in the proxy statement and on any other matters that may properly come before the Annual Meeting and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN ITEM 1, “FOR” IN ITEMS 2, 3, 4, 5, AND 6 AND “FOR” WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING ON SUCH MATTER OR MATTERS.

Continued and to be signed on reverse side